Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

OLDCASTLE PRECAST, INC.,

U.S. CONCRETE, INC.

and

CENTRAL PRECAST CONCRETE, INC., SAN DIEGO PRECAST CONCRETE, INC.,

and

SIERRA PRECAST, INC.

Dated as of August 2, 2012

i

4.17 Intellectual Property	30
4.18 Brokers	30
4.19 Insurance	30
4.20 Significant Customers and Suppliers	31
4.21 Performance Bonds	31
4.22 Certain Payments	31
4.23 Disclosure	31

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER	32

5.01 Organization	32
5.02 Authority; Enforceability	32
5.03 Consents	32
5.04 Financial Capability	33
5.05 Brokers	33
5.06 Disclosure	33

ARTICLE VI
ADDITIONAL COVENANTS OF SELLERS	33

6.01 Confidentiality	33
6.02 Covenant Not to Compete	34
6.03 Non-Disparagement	36
6.04 Employees of the Business	36
6.05 Consents; Failure to Obtain Consents	37
6.06 Transition Cooperation; Mail Received After Closing; Performance Bonds; Access	38
6.07 Waiver of Bulk Sales Compliance	39
6.08 Accounts Receivable	39

ARTICLE VII
TAXES AND RELATED MATTERS	40

7.01 Tax Reporting; Liability for Taxes	40
7.02 Allocation of Purchase Price	40
7.03 Additional Tax Matters	40
7.04 Proration	41
7.05 Risk of Loss	41

ARTICLE VIII
COVENANTS OF ALL PARTIES	41

8.01 Further Assurances	41
8.02 Certain Filings	41
8.03 Public Announcements	42
8.04 Performance of Warranty Work	42
8.05 Operation of the Business	42
8.06 Notice of Breaches	42

ii

8.07 Acquisition Proposals	43

ARTICLE IX
CONDITIONS TO CLOSING	43

9.01 Conditions Precedent to Obligations of Buyer	43
9.02 Conditions Precedent to Obligations of Sellers	45

ARTICLE X
INDEMNIFICATION	46

10.01 Agreement to Indemnify	46
10.02 Survival of Representations, Warranties and Covenants	49

ARTICLE XI
MISCELLANEOUS	50

11.01 Notices	50
11.02 Amendments; No Waivers	51
11.03 Expenses	52
11.04 Successors and Assigns	52
11.05 Counterparts; Effectiveness	52
11.06 Entire Agreement	52
11.07 Severability	52
11.08 Construction	52
11.09 Third Party Beneficiaries	53
11.10 Governing Law	53
11.11 Arbitration	53
11.12 Agent	54

iii

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 2, 2012, is entered into by and among Oldcastle Precast, Inc., a Washington corporation (“Buyer”), and Central Precast Concrete, Inc., a California corporation (“Central”), San Diego Precast Concrete, Inc., a Delaware corporation (“San Diego Precast”), Sierra Precast, Inc., a California corporation (“Sierra”), and U.S. Concrete, Inc., a Delaware corporation (“Agent” and collectively with Central, San Diego Precast and Sierra, “Sellers” and each individually a “Seller”).

R E C I T A L S:

WHEREAS, Sellers are engaged in the design, development, manufacture, production, finishing, marketing, sale and distribution of precast concrete, including, but not limited to free-standing walls, security walls, signage, utility vaults, manholes, panels, highway barriers, pre-stressed bridge girders, concrete piles, catch basins, pipe, site amenities and curb inlets from certain facilities in California more particularly identified herein (the “Facilities” and such activities, collectively, the “Business”);

WHEREAS, Buyer wishes to purchase and acquire, and Sellers desire to sell the Purchased Assets (as hereinafter defined) on and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving (i) any acquisition, purchase, tender, exchange or other offer that if consummated would result in any Person or group beneficially owning more than 50% of the equity interests of any of Central, San Diego Precast or Sierra, or any merger, consolidation, business combination or similar transaction involving Central, San Diego Precast or Sierra; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition, in each case of all or a substantial portion of the assets of Central, San Diego Precast or Sierra; or (iii) any liquidation or dissolution of Central, San Diego Precast or Sierra.

“Affiliate” (including the term “affiliated”), whether or not capitalized, means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ,

injunction, directive, judgment, decree or other legal requirement, of any Governmental Authority applicable to the Business, the Purchased Assets or to any relevant Person or any of their respective properties, assets, operations, officers, directors, employees, consultants or agents.

“Benchmark Net Working Capital” means $11,564,515.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or Houston, Texas are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, agreements, options, understandings, leases for real or personal property, licenses, sales and accepted purchase orders, commitments, warranties and other instruments of any kind, whether written or oral, to which any Person is a party or by which any of its assets are bound, including any option to renew or extend the term of any thereof.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”), whether or not capitalized, means with respect to any specified Person the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of securities, by contract or otherwise.

“Covered Employees” means (i) present or former directors or employees of a Seller engaged in whole or in part in the Business, or any other Persons presently or formerly performing services for a Seller in the Business, or (ii) beneficiaries of anyone described in clause (i).

“Damages” means all demands, claims, assessments, losses, damages, diminution in value, costs, defense costs, expenses, liabilities, judgments, awards, fines, interest, sanctions, penalties, charges (including any amounts paid in settlement) including reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering such Damages or seeking to investigate, mitigate or avoid same.

“Debt” means any indebtedness of a Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or interest swap agreements or representing capitalized or synthetic lease obligations or the unpaid balance of the purchase price of any property, as well as the amount of all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person.

“Employee Benefit Plan” means any “employee benefit plan” (as defined by Section 3(3) of ERISA), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement.

“Equipment” means all vehicles, machinery, office and computer equipment, furniture, fixtures, trade fixtures, rolling stock, molds, pallets, forms, mixers, cranes, batch plants and batching equipment, and other equipment, together with all parts, tools, tooling, accessories and related supplies located at any of the Facilities or used or held for use in the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with past practices.

“Governmental Authority” means any foreign, domestic, federal, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, arbitral tribunal, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Improvements” means all buildings, structures, fixtures and other fixed assets or improvements of any and every nature located on, or annexed, attached or affixed to, actually or constructively, any real estate or any other Improvement at the Facilities.

“Intellectual Property” means all patents, patent applications, docketed inventions, registered and unregistered trademarks, trademark applications, trade names (including the “Pomeroy” trade name), service marks, copyrights, computer programs and other software, domain names, URLs, trade secrets, confidential and proprietary business information, unpatented inventions, processes, know how, engineering, drawings, plans and product specifications, formulas and recipes, all other intellectual property, including all trade dress, promotional displays and materials, price lists, bid and quote information, literature, catalogs, brochures, advertising material and the like, all telephone numbers, telephone and advertising listings, customer, supplier and distributor lists and all other information and data relating to, or used or held for use in, the Business, including information relating to customers or suppliers, product development, packaging development, and any licenses, license agreements and applications related to any of the foregoing.

“Inventory” means all inventories of raw materials, work-in-process, finished goods and the like located at any of the Facilities or used or held for use in the Business.

“Knowledge”: an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual has actual knowledge of such matter after making a reasonable inquiry as of the date of this Agreement (but only to the extent of the effects a reasonable person would foresee to flow from such matter based on the knowledge then actually possessed). A Person (other than an individual) will be deemed to have “Knowledge” of a particular matter if any individual who is serving as an executive officer of such Person has Knowledge of such matter as of the date of this Agreement (but only to the extent of the effects a reasonable person would foresee to flow from such matter based on the knowledge then actually possessed).

“Lathrop Facility” means that certain facility located at 15540 South McKinney Avenue, Lathrop, California 95330, as more particularly described in Section 4.13(a) of the Disclosure Letter.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not required to be accrued, reserved against or otherwise reflected on financial statements prepared in accordance with GAAP or disclosed or required to be disclosed on any Section of the Disclosure Letter or on any Schedule.

“Lien” means any mortgage, deed of trust, title defect or restriction, lien or objection, pledge, security interest, hypothecation, restriction, covenant, transfer restriction, right of first refusal, adverse claim, conditional sales contract, easement, right-of-way, encumbrance, claim or charge of any kind or nature whatsoever.

“Livermore Facility” means that certain Facility located at 3049 Independence Dr., Livermore, California, as more particularly described in Section 4.13(b) of the Disclosure Letter.

“Material Adverse Effect” means a material adverse effect on, or a material adverse change (A) in the operations, affairs, prospects, condition (financial or otherwise), results of operations, assets, Liabilities or any other aspect of the Business or the Purchased Assets, which change or effect, individually or in the aggregate with all related changes or effects, would reasonably be expected to result in Damages that exceed $210,000, other than an effect resulting from an Excluded Matter, or (B) on Sellers’ or Buyer’s ability timely to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general, provided such changes do not disproportionately affect the Business; (ii) the effect of any change after the date hereof that generally affects the precast concrete industry in California, provided such changes do not disproportionately affect the Business; (iii) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to any Seller or any of their respective Affiliates; (iv) any matter of which Doug Crawford, Dave Steevens or Mike Scott has Knowledge; (v) the effect of any changes in Applicable Laws or accounting rules, provided such changes do not disproportionately affect the Business; or (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Net Working Capital” means, as of the Closing Date, (x) the sum of (i) accounts receivable, plus (ii) prepaid expenses and deposits for which Buyer will receive the benefit, plus (iii) the book value of the Sellable Inventory, in each case to the extent included in the Purchased Assets, plus (iv) an amount equal to the WIP Adjustment, minus (y) the current accounts payable and accrued expenses of Sellers included in the Assumed Obligations, as determined on a consolidated basis for the Business as a whole, in accordance with GAAP and the methodology set forth in Section 3.02 of the Disclosure Letter. For the avoidance of doubt, Net Working Capital can be a negative number.

“NWC Adjustment” means (i) the Net Working Capital as determined pursuant to Section 3.03, minus (ii) the Benchmark Net Working Capital. For the avoidance of doubt, the NWC Adjustment can be a negative number.

“One Live Oak Facility” means that certain Facility located at One Live Oak Ave, San Jose, CA, as more particularly described in Section 4.13(b) of the Disclosure Letter.

“Permitted Exceptions” means: (i) current city, state, municipal and county ad valorem taxes not yet due and payable; (ii) easements for the installation or maintenance of public utilities serving only the Real Property; (iii) such other liens that are listed on Section 4.08(c) of the Disclosure Letter; (iv) all defects, exceptions, restrictions, easements, rights of way and encumbrances of record in the real property records, provided that none of the foregoing, individually or in the aggregate, impair materially, or would be reasonably expected to impair materially, the continued operation of the Business or the use of the Purchased Assets as presently conducted; (v) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; (vi) zoning, entitlement and other land use and environmental regulations by any Governmental Authority provided that such regulations have not been violated; (vii) liens securing debt as disclosed in the Financial Reports; (viii) title of a lessor under a capital or operating lease; and (ix) imperfections or irregularities of title, provided that none of the foregoing, individually or in the aggregate, impair materially, or would be reasonably expected to impair materially, the continued operation of the Business or the use of the Purchased Assets as presently conducted.

“Permitted Liens” means: (i) Liens for Taxes or governmental assessments, charges or claims, the payment of which is not yet due, or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by Applicable Law incurred in the ordinary course of business and securing sums not yet delinquent; (iii) with respect to real estate only, Permitted Exceptions; (iv) liens securing debt as disclosed in the Financial Reports, provided that such liens shall be released in full as to the Purchased Assets as of the Closing; (v) title of a lessor under a capital or operating lease, provided that any capital leases shall be paid off and all Purchased Assets shall be released therefrom as of the Closing; and (vi) Liens created pursuant to this Agreement.

“Perris Facility” means that certain Facility located at 2020 Goetz Road, Perris, CA, as more particularly described in Section 4.13(b) of the Disclosure Letter.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, trust, bank, firm, joint venture, joint-stock company, unincorporated organization, estate or other entity or organization, including a Governmental Authority.

“Pleasanton Facility” means that certain Facility located at 3500 Boulder Street, Pleasanton, CA, as more particularly described in Section 4.13(b) of the Disclosure Letter.

“Records” means all records, files, books and operating data, invoices, databases, manuals and other materials related to, produced in or used or held for use in the Business, whether in print, electronic or other media, including Confidential Information, equipment maintenance records, books of account, correspondence, financial, sales, market and credit information and reports, drawings, patterns, slogans, market research and other research materials and contract documents. Notwithstanding the foregoing, personnel records shall not constitute Records.

“Reference Rate” means the per annum rate of interest announced from time to time by Bank of America N.A. (or any successor) as its prime rate (or reference rate).

“Retainage” means any amounts held back by a customer or prime contractor under the terms of any Purchased Contract pending acceptance, completion or substantial completion of the work to be performed thereunder.

“San Diego Facility” means that certain Facility located at 2735 Cactus Road, San Diego, CA, as more particularly described in Section 4.13(b) of the Disclosure Letter.

“Santa Rosa Facility” means that certain Facility located at 1388 Copperhill Pkwy, Santa Rosa, CA, as more particularly described in Section 4.13(b) of the Disclosure Letter.

“Sellable Inventory” means (i) finished goods Inventory that is capable of being sold to customers at customary margins; and (ii) all raw materials or work-in-process Inventory capable of being used in the production of finished goods.

“Tax” or “Taxes” means all taxes, assessments or impositions imposed of any nature by a Governmental Authority including: (i) federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, estimated taxes, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax; and (ii) any liability with respect to the foregoing as a result of being or formerly having been a member of any affiliated, consolidated, combined, unitary, or similar group, as a result of any transferee liability in respect of the foregoing, whether arising as a result of any agreement or otherwise by operation of law.

“Tax Return” means all returns, reports, forms or other information required to be filed with respect to any Tax (including estimated Tax payments, elections and changes in accounting method), and any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Transaction Agreements” means, collectively, this Agreement and the other agreements, documents, instruments, and certificates executed or to be executed by any of the parties hereto in connection with the transactions contemplated by this Agreement.

“WIP Adjustment” means an amount equal to (i) the revenues recognized by Sellers on all uncompleted construction Purchased Contracts (“Uncompleted Construction Contracts”) as of the Closing Date, minus (ii) all billings by the Sellers attributable to the Uncompleted Construction Contracts through the Closing Date. For the avoidance of doubt, the WIP Adjustment can be a negative number.

1.02 Index of Other Defined Terms. In addition to the terms defined in Section 1.01 above, the following terms shall have the respective meanings given thereto in the Sections indicated below:

Defined Term	Section	Defined Term	Section
AAA Rules	11.11	Indemnitees	11.09
Access Agreements	9.01(k)	Insurance Policies	4.19
Agent	Preamble	Lathrop Lease	9.01(i)
Agreement	Preamble	Leased Real Property	4.13(b)
Assumed Obligations	2.03	Material Contract	4.09(d)
Basket	10.01(f)	Material Project Contract	4.09(e)
Business	Recitals	Orders	4.11
Business Employees	4.15(a)	Organizational Documents	4.01
Buyer	Preamble	Original Arbitrator	11.11
Buyer Indemnitees	10.01(a)	Other Expense	4.09(f)(v)
Cap	10.01(f)	Owned Real Property	4.13(a)
Central	Preamble	Performance Bonds	4.21
Chosen Firm	3.03(d)	Permits	4.11
Closing	3.02(a)	Perris Sublease	9.01(j)

Defined Term	Section	Defined Term	Section
Closing Date	3.02(a)	Post Closing Claim	10.01(b)
COBRA	6.04(f)	Proceeding	4.07(a)
Confidential Agreement	3.07(c)	Products	6.02(a)(i)
Confidential Information	6.01(b)	Purchase Price	3.01
Direct Costs	4.09(f)(i)	Purchased Assets	2.01
Disclosure Letter	Article IV	Purchased Contracts	2.01(c)
		Purchase Price Allocation	7.02
Disputes	11.11	Ready-Mix Concrete	6.02(a)(i)
Effective Time	3.04	Real Property	4.13(a)
Employee Records	6.04(j)	Release	4.14(j)(v)
Environmental Condition	4.14(j)(i)	Sales Order Engineering	4.09(f)(iii)
Environmental Laws	4.14(j)(ii)	San Diego Assignment	9.01(l)
Environmental Liabilities	4.14(j)(iii)	San Diego Precast	Preamble
Estimated NWC Adjustment	3.03(a)	SEC	4.05(b)
Excluded Assets	2.02	SEC Reports	4.05(b)
Excluded Liabilities	2.04	Seller Indemnitees	10.01(b)
Facilities	Recitals	Sellers	Preamble
Final NWC Adjustment	3.03(e)	Sierra	Preamble
Financial Reports	4.05(a)	Standard Direct Cost	4.09(f)(ii)
Gross Margin	4.09(f)(vi)	Terminated Employees	6.04(a)
Hazardous Substance	4.14(j)(iv)	Territory	6.02(a)(i)
Hired Employees	6.04(a)	Threat of Release	4.14(j)(vi)
Indemnified Party	10.01(c)	WARN Act	10.01(k)
Indemnifying Party	10.01(c)	Warranty Expense	4.09(f)(iv)
		Warranty Work	8.04

ARTICLE II

PURCHASE AND SALE

2.01 Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer or its designated Affiliates, and Buyer or its designated Affiliates shall purchase and acquire from Sellers, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to all of the assets, properties and rights (x) located at the Facilities or (y) otherwise used or held for use in connection with the Business (excepting only the Excluded Assets), wherever located, and whether or not reflected on the books of any Seller (the “Purchased Assets”), including all of Seller’s right, title and interest in and to the following:

(a) all Equipment and fixtures, including the Equipment listed on Section 4.08(a)(i) of the Disclosure Letter and other tangible assets located at the Facilities or used or held for use by Sellers in the Business, including all forms, tooling, batch plants and mixers, whether or not any thereof may be affixed to real estate;

(b) all Inventory and all rights to receive refunds, rebates or credits in connection with the purchase thereof;

(c) those Contracts listed on Section 2.01(c) of the Disclosure Letter (the “Purchased Contracts”);

(d) all Permits, to the extent assignable;

(e) all Records, except as provided in Sections 2.02(b)—(e);

(f) all Intellectual Property;

(g) all goodwill and going concern rights associated with the Business or the Purchased Assets;

(h) all rights to receive any insurance proceeds relating to the Business or the Purchased Assets;

(i) all accounts, trade accounts, accounts receivable, prepaid expenses, deposits, notes receivable and all rights to bill customers for products shipped or services rendered before the Closing Date; and;

(j) all claims, warranties, choses in action, causes of action, rights of recovery and rights of set-off of any kind against third parties relating to the Business or the Purchased Assets (including any warranties from contractors, subcontractors, vendors or suppliers regarding their performance, quality of workmanship or quality of materials supplied in connection with construction, manufacturing, development, installation, repair or maintenance at the Real Property) or the Assumed Obligations, and the right to receive and retain mail and other communications relating to the Business, the Purchased Assets or the Assumed Obligations.

2.02 Excluded Assets. Notwithstanding anything in Section 2.01 to the contrary, the Purchased Assets shall not include, and Buyer shall not be deemed to purchase or acquire, any of the following (the “Excluded Assets”):

(a) any cash on hand, bank accounts, cash equivalents or marketable securities;

(b) the original of any Records that any Seller is expressly required by Applicable Law to retain, so long as such Seller delivers at least one copy thereof to Buyer, subject to such appropriate redaction in connection with Seller’s confidentiality obligations relating thereto;

(c) the company seal, minute books, Tax Returns, stock books, stock certificates and other records relating to the formation, organization, maintenance and existence of any Seller;

(d) financial records of Sellers;

(e) personnel records;

(f) the software listed on Section 2.02(f) of the Disclosure Letter;

(g) any insurance policies related to the Business;

(h) any Contracts not referenced on Section 2.01(c) of the Disclosure Letter;

(i) the consideration to be received by and the rights of Sellers under the Transaction Agreements; and

(j) the specific assets listed on Section 2.02(j) of the Disclosure Letter.

2.03 Assumed Obligations. As part of the consideration for the Purchased Assets, Buyer shall assume the following liabilities and obligations of Sellers, but solely to the extent arising from or related to the conduct of the Business prior to the Closing in the ordinary course (the “Assumed Obligations”):

(a) all executory obligations of Sellers to be performed after the Closing Date under the Purchased Contracts and Permits, in each case to the extent legally assigned to Buyer, but excluding any obligations or liabilities arising from or related to any default, breach or violation by Sellers of such Contract or Permit on or prior to the Closing Date; and

(b) trade accounts payable and accrued expenses that are current liabilities of Sellers on the Closing Date, in each case arising in the ordinary course of the Business, consistent with past practices, but solely to the extent reflected in the determination of the Final NWC Adjustment, and not including any such accounts payable or accrued expenses relating to or arising under any Excluded Assets.

2.04 Excluded Liabilities. Other than as specifically listed in Section 2.03 above, Buyer shall not assume any Liability whatsoever of Sellers, whether or not arising from or related to the Business or the Purchased Assets (the “Excluded Liabilities”), and Sellers shall pay, perform and discharge, as and when due, each such Excluded Liability. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, and under no circumstances shall Buyer be deemed to assume any Liability arising out of or relating to:

(a) any actual or alleged tortious conduct, breach of Contract or violation of Applicable Law by any Seller or their employees or agents;

(b) any product sold or manufactured prior to the Closing Date;

(c) Taxes of any kind or character (other than property taxes attributable to the Purchased Assets, to the extent prorated hereunder);

(d) the ownership, operation, use or disposal of any Excluded Asset;

(e) any collective bargaining agreement, employee compensation or employee benefits including Liability for severance pay, overtime pay, bonus or incentive compensation, retirement plans (including any underfunding or withdrawal liability pursuant to the Multiemployer Pension Plan Amendment Act of 1980, arising from contributions made by the Sellers to the plans in question, as calculated through, and as of, any such withdrawal caused by the purchase of the Purchased Assets described herein, or otherwise triggered within thirty (30) days after the Closing Date, regardless of whether or not the amount of such Liability is known as of the time of such withdrawal) unemployment compensation, vacation, sick leave, termination pay or relating to any Employee Benefit Plan of any Seller or of any of their Affiliates;

(f) any Environmental Liability relating to or arising out of any condition or obligation existing on or prior to the Closing Date;

(g) any Debt of Sellers or any of their Affiliates;

(h) any Proceedings relating to Sellers or to the conduct or ownership of the Business or the Purchased Assets on or prior to the Closing Date, whether or not listed in Section 4.07(a) of the Disclosure Letter;

(i) any Liability arising out of any present or former business activity of Sellers other than the Business;

(j) any claims, choses in action, causes of action, rights of recovery, rights of set-off of any kind by any third party (including any employee or former employee of any Seller) arising out of the conduct of the Business, or the ownership, operation or use of any Purchased Assets on or prior to the Closing Date; or

(k) any Liability of Sellers under or arising by reason of this Agreement, or incurred in connection with the transactions contemplated by this Agreement, including any Sellers’ legal and accounting fees and expenses.

ARTICLE III

PURCHASE PRICE, CLOSING AND TERMINATION

3.01 Purchase Price for the Purchased Assets. The purchase price for the Purchased Assets is $21,250,000, plus the Final NWC Adjustment (such sum, the “Purchase Price”), payable as and when provided in this Article III.

3.02 Closing.

(a) The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Obligations provided for in Article II hereof (the “Closing”) shall take place electronically via email or facsimile (or at such other place as the parties may designate in writing) at 9:00 a.m. (Houston time) on the later to occur of (i) the second Business Day following the day on which each of the conditions set forth in Section 9.01 and 9.02 has been satisfied or waived by the party entitled to waive such condition, and (ii) July 31, 2012, unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

(b) At the Closing, (i) Sellers will sell, transfer, convey, assign and deliver to Buyer, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to all of the Purchased Assets, subject to Section 8.04 of this Agreement, and (ii) Buyer will assume the Assumed Obligations.

(c) At the Closing, Buyer shall pay to Agent for the account of Sellers, by wire transfer to a single bank account previously designated by Agent, an aggregate amount equal to (i) $21,250,000, plus (ii) the Estimated NWC Adjustment.

3.03 Calculation of NWC Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a good faith written estimate of the NWC Adjustment as of the Closing Date (the “Estimated NWC Adjustment”).

(b) On the day preceding the Closing Date, the parties shall conduct a joint physical count of the Inventory.

(c) Within ninety (90) days after the Closing Date, Buyer will cause to be prepared and delivered to Agent a written statement setting forth in reasonable detail a calculation of the Net Working Capital and the proposed final NWC Adjustment, which proposal shall be binding and conclusive upon Sellers unless Agent gives written notice of disagreement to Buyer within thirty (30) days after receipt thereof, such notice to specify in reasonable detail the nature, basis and extent of such disagreement. If Buyer and Agent mutually agree upon the resolution of any disputes relating to the proposed final NWC Adjustment within fifteen (15) days after Buyer’s receipt of Agent’s notice of disagreement, such agreement shall be binding and conclusive upon the parties hereto.

(d) If Buyer and Agent are unable to resolve any such disagreements within such period, Buyer or Agent may refer the financial matters remaining in dispute for final determination to PricewaterhouseCoopers LLP, or if such firm is unwilling or is unable to accept such appointment, then such other reputable, national, independent accounting firm as Buyer and Agent may designate by mutual agreement (the firm so designated, the “Chosen Firm”). The Chosen Firm shall only consider and have authority to resolve those financial matters specifically referred to it for resolution. The Chosen Firm shall apply GAAP and the provisions of this Section 3.03 in resolving any dispute pursuant hereto. The parties shall use their reasonable commercial efforts to cause the Chosen Firm to resolve any such disputed accounting matters within thirty (30) days after each referral. The decision of the Chosen Firm as to any accounting matters in dispute shall be in writing and shall be final and binding upon all parties hereto for all purposes. The cost of any dispute (including the fees and expense of the Chosen Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 3.03 shall be borne by Buyer and Sellers in inverse proportion as they may prevail on matters resolved by the Chosen Firm, which proportionate allocations shall also be determined by the Chosen Firm at the time its determination is rendered on the merits of the matters submitted.

(e) The NWC Adjustment as finally determined pursuant to this Section 3.03 is referred to herein as the “Final NWC Adjustment”. If the Final NWC Adjustment exceeds the Estimated NWC Adjustment, then Buyer shall pay such excess to Agent for the account of Sellers. If the Final NWC Adjustment is less than the Estimated NWC Adjustment, then Sellers shall refund such shortfall to Buyer. All payments pursuant to this Section shall be made within five (5) days of the determination of the Final NWC Adjustment. Any such payment not made within thirty (30) days after the determination of the Final NWC Adjustment will bear interest from such determination date through the date of actual payment at a rate equal to the “Reference Rate”.

3.04 Effective Time. Unless otherwise agreed by Buyer and Sellers, the purchase and sale of the Purchased Assets, and the assumption of Assumed Obligations, shall be deemed effective (including for purposes of determining the NWC Adjustment) as of the close of business on the Closing Date (the “Effective Time”).

3.05 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election of Agent or Buyer on or after August 31, 2012, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party (including the other Sellers, in the case of Agent) is not in material default of any of its obligations hereunder, and provided further that such date shall be automatically extended for thirty (30) days if only the condition to Closing set forth in Section 9.01(o) (Consents) remains unsatisfied or unwaived at August 31, 2012;

(b) by mutual written consent of Agent and Buyer;

(c) by Agent or Buyer if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) by Buyer if there shall have been a material breach of any representation, warranty, covenant or agreement of Sellers set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 9.01 and is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Sellers of notice of such breach from Buyer; or

(e) by Agent if there shall have been a material breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 9.02 and is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Buyer of notice of such breach from Sellers.

3.06 Procedure Upon Termination. In the event of termination of this Agreement by Buyer or Agent, or both, pursuant to Section 3.05 hereof, written notice thereof shall be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by Buyer or Sellers.

3.07 Effect of Termination.

(a) In the event that this Agreement is terminated in accordance with Section 3.05, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Sellers; provided, that no such termination shall relieve any party hereto from liability for any breach of this Agreement and, provided, further, that the provisions of Sections 11.03 and 11.11 hereof shall survive any such termination and shall be enforceable hereunder.

(b) Nothing in this Section 3.07 shall relieve Buyer or Sellers of any liability for a breach of this Agreement prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(c) That certain Confidentiality Agreement, dated November 11, 2011 (the “Confidentiality Agreement”) shall survive any termination of this Agreement and nothing in this Section 3.07 shall relieve Buyer or Sellers of their obligations under the Confidentiality Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer, jointly and severally, as of the date of this Agreement and again as of the Effective Time, except in all cases as expressly set forth in the correspondingly numbered sections of that certain disclosure letter delivered by Sellers to Buyer immediately prior to the execution and delivery of this Agreement (the “Disclosure Letter”) and, subject to Section 11.08, regardless of whether a representation and warranty specifically refers to such Disclosure Letter, as follows:

4.01 Organization and Capitalization. Each Seller is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. No Seller is required to be qualified to conduct the Business in any jurisdiction other than as set forth in Section 4.01 of the Disclosure Letter, in which jurisdictions the applicable Seller is duly qualified to do business and in good standing, except where the failure to be so qualified would not have a Material Adverse Effect. Each Seller has delivered to Buyer true and correct copies of its certificate of incorporation, bylaws and any similar governing or constitutive documents or agreements (collectively, the “Organizational Documents”), each as currently in effect.

4.02 Authority; Enforceability. Each Seller has the right, power and corporate authority to execute and deliver the Transaction Agreements, and to perform its respective obligations thereunder. The Transaction Agreements constitute (or will, when executed and delivered at the Closing as contemplated herein, constitute) the legally binding obligations of Sellers, enforceable in accordance with their respective terms. Except as set forth in Section 4.02 of the Disclosure Letter, the execution, delivery and performance of the Transaction Agreements by Sellers, and the consummation of the transactions contemplated thereby, do not and will not: (a) require the consent, waiver, approval, license or other authorization of any Person; (b) violate any provision of Applicable Law; (c) contravene, conflict with, or result in a violation of: (i) any provision of any Seller’s Organizational Documents; or (ii) any resolution adopted by the directors of any Seller; or (d) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any Lien pursuant to, or otherwise adversely affect, any Contract to which any Seller is a party or by which its assets are bound, in each such case whether with or without the giving of notice, the passage of time or both. All requisite corporate action has been taken by each Seller to authorize and approve the execution and delivery of the Transaction Agreements, the performance by each Seller of its obligations thereunder and all other acts necessary or appropriate for the consummation of the transactions contemplated by the Transaction Agreements.

4.03 Affiliate Transactions. Except as disclosed in Section 4.03 of the Disclosure Letter, no Seller nor any of its respective Affiliates, officers or directors is a creditor, debtor, customer, distributor, supplier or vendor of, or service provider to, the Business, or is the counter-party to any Purchased Contract and, except as otherwise requested by Buyer, all such Purchased Contracts or transactions shall be terminated at or prior to the Closing without liability to Buyer.

4.04 Consents. Section 4.04 of the Disclosure Letter sets forth (i) each material governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required under Applicable Law to be obtained by any Seller in connection with the execution and delivery of any Transaction Agreement or the consummation of the transactions contemplated thereby, and (ii) each Purchased Contract that is a Material Contract with respect to which a consent of or waiver by any other party thereto must be obtained by virtue of the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby to avoid the invalidity of such Contract, the termination thereof (or the giving rise to any right to terminate by another party), a breach, default or penalty thereunder (whether with notice, passage of time or both) or any other change or modification to the terms thereof (including acceleration of any Liabilities).

4.05 Financial Reports.

(a) Sellers have previously delivered to Buyer the historical financial statements of the Business identified in Section 4.05(a) of the Disclosure Letter (collectively, the “Financial Reports”). Except as set forth in Section 4.05(a) of the Disclosure Letter, the Financial Reports (1) are true and correct; (2) have been prepared in accordance with GAAP; (3) present fairly the financial condition and the results of operations of the Business as if conducted on a stand-alone basis as of the date(s) and for the period(s) therein indicated; and (4) are consistent with the books and records of Sellers prepared in the ordinary course of business. No Seller has any Liabilities arising from or relating to the Business other than: (i) as reflected in the most recent balance sheet included in the Financial Reports; (ii) current liabilities incurred since the date of the most recent balance sheet included in the Financial Reports in the ordinary course of business consistent with past practice; (iii) executory obligations under Contracts listed in Section 4.09(c) of the Disclosure Letter or that are not required to be so listed; (iv) the specific Liabilities set forth in Section 4.05(a) of the Disclosure Letter; and (v) Liabilities that would not have a Material Adverse Effect.

(b) The financial statements and notes contained or incorporated by reference in Agent’s filings during the three calendar years preceding the Closing (“SEC Reports”) with the Securities Exchange Commission (the “SEC”) fairly present the financial condition and the results of operations, condition of and changes in stockholders’ equity, and cash flow of Agent and its subsidiaries as of the respective dates of and for the periods referred to in such SEC Reports, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, materially change the SEC Reports in any manner adverse to Agent) and to the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements included in Agent’s Annual Report on Form 10-K for the year ended December 31, 2011).

4.06 Books and Records.

(a) The books and other records of each Seller relating to the Business or the Purchased Assets, all of which have been made available to Buyer, have been maintained in accordance with commercially reasonable business practices, consistently applied, and fairly and accurately provide the basis for the financial position and results of operation set forth in the Financial Reports. All of such books and records are in possession of the applicable Seller and, to the extent they are not Excluded Assets, will be put into Buyer’s possession at the Closing.

(b) Sellers maintain systems of internal accounting controls with respect to the Business and the Purchased Assets sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.07 Legal Actions.

(a) Except as set forth in Section 4.07(a) of the Disclosure Letter, there is no demand, action, suit, claim, proceeding, complaint, grievance, charge, inquiry, hearing, audit, arbitration or governmental investigation of any nature, public or private (each, a “Proceeding”) pending or, to the Knowledge of Agent or any of Doug McLaughlin, Todd Ebbert, Larry Gielenfeldt and John Grafton, threatened against any Seller arising out of or related to the Business, any of the Purchased Assets or Assumed Obligations, which, if adversely determined, would reasonably be expected to result in Damages that exceed $25,000, nor is there any known basis for any such Proceeding.

(b) All services rendered and products sold in the conduct of the Business have been in conformity with all Applicable Laws, except to the extent the failure to be in conformity would not have a Material Adverse Effect. No services or products provided in the conduct of the Business are subject to any guaranty, warranty, or other indemnity beyond any Seller’s standard terms and conditions of sale, copies of which have been previously delivered to Buyer.

4.08 Personal Property, Inventory, Title and Sufficiency of Assets and Receivables.

(a) (i) Section 4.08(a)(i) of the Disclosure Letter sets forth by location the Equipment and all other tangible assets owned by any Seller (other than Inventory) that are Purchased Assets. Except as disclosed in Section 4.08(a)(i) of the Disclosure Letter, all owned Equipment and tangible assets included in the Purchased Assets are located at the Real Property.

(ii) Section 4.08(a)(ii) of the Disclosure Letter sets forth by location any Equipment or other tangible assets leased by any Seller in the conduct of the Business. Except as disclosed in Section 4.08(a)(ii) of the Disclosure Letter, all leased Equipment and other leased tangible assets, the lease rights to which are included in the Purchased Assets, are located at the Real Property.

(b) All Inventory included in the Purchased Assets was produced or acquired by Sellers in bona fide, arms-length transactions entered into in the ordinary course of business. Except as set forth in Section 4.08(b) of the Disclosure Letter, no Inventory included in the Purchased Assets is held on consignment, or is otherwise subject to any ownership interest of any third party. The Inventory reports previously provided to Buyer were true, accurate and complete as of the respective dates indicated thereon. Except as set forth in Section 4.08(b) of the Disclosure Letter, to the Knowledge of Agent, or any of Doug McLaughlin, Todd Ebbert, Larry Gielenfeldt and John Grafton, no items of Inventory are held in quantities materially exceeding the amount of such item sold or consumed, as applicable, in the Business during the twelve (12) calendar months ended prior to the date of this Agreement. Except as set forth in Section 4.08(b) of the Disclosure Letter, no Seller depends on any single vendor for any material portion of its Inventories, nor has any Seller had difficulty in obtaining Inventories. All finished goods Inventories included in the Purchased Assets are non-obsolete, are of a quality and quantity which are merchantable and saleable as first quality goods in the ordinary course of business without discount or allowance and all Inventories of raw materials or work-in-process included in the Purchased Assets are of a quality fully usable in the manufacture of first quality finished goods. The values at which such items of Inventory are accrued on the most recent balance sheet contained in the Financial Reports or, in the case of any Inventories acquired following the date thereof, on the books and records of the applicable Seller, reflect the normal Inventory valuation policies of the applicable Seller (which policies are consistently applied and include the writing down of or reserving against the value of slow moving or obsolete Inventory and stating Inventories at the lower of cost or market in accordance with GAAP, and in the case of Inventories purchased from third parties, include freight costs).

(c) Sellers own all right, title and interest in and to all of the Purchased Assets, including those reflected on the Financial Reports, free and clear of any and all Liens, other than Permitted Liens. Sellers hold a valid leasehold interest in and to all of the Equipment and other tangible assets leased by Sellers in connection with the Business.

(d) Except as set forth in Section 4.08(d) of the Disclosure Letter, the tangible assets included in the Purchased Assets are in good operating condition and repair and are adequate for the uses to which they are put, and no such assets are in need of replacement or material maintenance or repair, except for routine replacement, maintenance and repair and no such routine replacement, maintenance and repair has been deferred within the past twelve (12) months.

(e) The Purchased Assets are all of the properties, assets and rights (tangible and intangible) necessary to conduct the Business as heretofore conducted by Sellers, except Excluded Assets, and are sufficient for the uninterrupted continuation of the Business after the Closing, except Excluded Assets.

(f) All receivables (including trade accounts and other accounts receivable, loans receivable and advances) included in the Purchased Assets are valid and have arisen only from bona fide, arms-length transactions entered into in the ordinary course of business consistent with past practices, and all such receivables are fully collectible without resort to litigation and without offset or counterclaim.

4.09 Contracts.

(a) No Seller has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a violation or default under), or received notice alleging that a Seller has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a violation or default under), any Purchased Contract, except where such breaches, violations or defaults, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No other party obligated to a Seller pursuant to a Purchased Contract has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a default under) any such Contract.

(b) All of the Purchased Contracts: (i) were entered into in the ordinary course of business on commercially reasonable terms, with bona fide third parties in arms-length transactions; (ii) are valid and enforceable in accordance with their terms; (iii) are in full force and effect; and (iv) will continue to be valid and enforceable and in full force and effect on identical terms following the Closing Date.

(c) Section 4.09(c) of the Disclosure Letter lists each Material Contract (as defined in Section 4.09(d) below). Sellers have previously delivered to Buyer true and correct copies of all such Material Contracts (or accurate written summaries of any oral Material Contract), each as currently in effect.

(d) The term “Material Contract” means each Purchased Contract, that:

(i) involves the expenditure or receipt of more than Seventy-Five Thousand Dollars ($75,000) over the remaining term thereof;

(ii) (A) involves the expenditure or receipt of more than Seventy-Five Thousand Dollars ($75,000) over the remaining term thereof and (B) includes clauses requiring the purchase or sale of minimum quantities (or payment of any amount for failure to purchase or sell any specific quantities) of goods or services, or containing “most favored nations” or similar pricing arrangements;

(iii) (A) involves potential Sellers’ Liability of more than Seventy-Five Thousand Dollars ($75,000) and (B) requires any Seller to indemnify or hold harmless any other Person, or provides for a guaranty of or by any Seller other than pursuant to such Seller’s standard terms and conditions of sale, as previously provided to Buyer;

(iv) imposes on any Person any confidentiality, non-disclosure or non-compete obligation;

(v) relates to or provides for the marketing, sale or distribution of products or services (other than bona fide customer purchase orders received in the ordinary course of business consistent with past practices, not in excess of Seventy-Five Thousand Dollars ($75,000));

(vi) relates to any arrangement, agreement or relationship of any kind with any labor union or association, including any collective bargaining agreement;

(vii) provides for a partnership, joint venture, teaming or similar arrangement pursuant to which any Seller shares in the profits or losses of any business with any other Person or is jointly liable with any other Person;

(viii) provides for or relates to any employment (other than at-will arrangements) or consulting relationship with any Person;

(ix) is between any Seller (in respect of the Business) and any Affiliate or business unit of such Seller (other than the Business), or any officer or director of such Seller or any of its Affiliates;

(x) pursuant to which (A) any Seller is a lessee or sublessee of or holds, occupies or operates, any real property, or (B) any Seller is a lessor or sublessor of, or makes available for use, occupancy or operation by any Person, any Real Property;

(xi) pursuant to which any Seller grants or is granted a license of any Intellectual Property;

(xii) grants a Lien on any of the Purchased Assets (including under conditional sales, capital leases or other title retention or security devices);

(xiii) grants or increases any severance, continuation, termination or post-termination pay to any director, officer, shareholder, interest holder, partner, employee, or independent contractor; or

(xiv) extends for a term of more than twelve (12) months from the Closing Date (unless terminable by the applicable Seller without payment or penalty upon no more than thirty (30) days’ notice).

(e) Each Material Contract pursuant to which a Seller is obligated to design, manufacture, assemble, sell, deliver, install or maintain precast products or related services is referred to herein as a “Material Project Contract”. In respect of each Material Project Contract, there is no reasonable basis for any Seller to believe or anticipate, based upon all information presently known by them after due inquiry in respect of the same, including any internal cost estimates, technological risk assessments, projections or forecasts, manufacturing or construction schedules, projections or forecasts prepared or developed by or on behalf of any Seller relating thereto, that:

(i) the final Gross Margin on such Material Project Contract will be less than the Gross Margin indicated in Section 4.09(e) of the Disclosure Letter;

(ii) any material delay in the completion of performance of such Material Project Contract within the time specified for performance on the part of any Seller is anticipated or likely; or

(iii) the Material Project Contract will be cancelled or, terminated or materially reduced in scope by the customer.

(f) As used in this Section 4.09, the following terms shall have the respective meanings set forth below:

(i) “Direct Costs” shall mean the sum of (1) Standard Direct Costs, (2) Sales Order Engineering, (3) Warranty Expense and (4) Other Expenses, in each case calculated based on the assumption that the relevant Seller performs no more than the obligations required under the applicable Material Project Contract or imposed by Applicable Law, in accordance with its past practices;

(ii) “Standard Direct Cost” shall mean, with respect to any Material Project Contract, standard values for raw material, purchased items, services, labor, and overhead as called for by relevant Seller’s bill of materials for relevant products, as in effect as of January 1, 2012, and applied in accordance with such Seller’s past practices;

(iii) “Sales Order Engineering” shall mean, with respect to any Material Project Contract, specific engineering activities performed to execute such Contract and directly charged to the specific contract at a rate per hour intended to cover direct compensation and benefits as well as related engineering overheads as applied in accordance with the relevant Seller’s past practices;

(iv) “Warranty Expense” shall mean, with respect to any Material Project Contract, the normal provision for warranty costs in accordance with the relevant Seller’s past accounting practices;

(v) “Other Expense” shall mean with respect to any Material Project Contract, any finance charges, banking or letter of credit fees, sales or other commissions or other out-of-pocket transaction costs incurred by the relevant Seller in connection with such Contract; and

(vi) “Gross Margin” shall mean, as to any Material Project Contract, a fraction, expressed as a percentage, where the numerator is the sales price of such Contract less the Direct Costs incurred in connection with such Contract and the denominator is the sales price of such Contract.

4.10 Tax Matters.

(a) There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax. Each Seller has duly and timely filed all Tax Returns required to be filed by it under Applicable Law, to the extent the failure to file any thereof could result in a Lien on any of the Purchased Assets or any Liability on the part of Buyer. All such Tax Returns were correct and complete in all material respects, to the extent any errors, inaccuracies or omissions therein could result in a Lien on any of the Purchased Assets or any Liability on the part of Buyer. No examination of any Tax Return of a Seller relating to the Business or any Purchased Asset by any Governmental Authority is currently in progress.

(b) All Taxes that any Seller is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person or, if not paid, have been appropriately reserved, in each case to the extent any thereof could result in a Lien on any of the Purchased Assets or any Liability on the part of Buyer.

(c) No Seller has any reason to believe that any Governmental Authority will or intends to assess any additional Taxes for any period for which Tax Returns have been filed, and which could result in a Lien on any of the Purchased Assets or any Liability on the part of Buyer. Except as set forth in Section 4.10(c) of the Disclosure Letter, there is no dispute or claim concerning any Tax Liability of any Seller relating to the Business or any Purchased Asset claimed or raised by any Governmental Authority in writing at any time in the past six (6) years. There exists no proposed tax assessment against a Seller except as set forth in the Financial Reports or in Section 4.10(c) of the Disclosure Letter.

(d) Except as set forth in Section 4.10(d) of the Disclosure Letter, Sellers have not entered into any agreements with federal, state or local taxing authorities, including any tax abatement or tax credit agreements, and does not otherwise benefit from a tax abatement or exemption with respect to the Business or the Purchased Assets.

(e) No claim in writing has ever been made by any Governmental Authority in a jurisdiction in which a Seller does not file Tax Returns that a Seller is or may be subject to taxation by that jurisdiction in connection with or as a result of the ownership or operation of the Business or the Purchased Assets.

4.11 Applicable Laws and Permits. Section 4.11 of the Disclosure Letter lists (i) all licenses, permits, qualifications, certificates, franchises, approvals, authorizations, exemptions and other registrations necessary to conduct the Business as currently conducted, or to own or operate the Purchased Assets, as applicable (collectively, “Permits”), and (ii) all orders, writs, injunctions, directives, judgments, decrees, awards or other legal requirements applicable to the Business or any Purchased Assets (collectively, “Orders”). Except as listed on Section 4.11 of the Disclosure Letter and except in each case as would not have a Material Adverse Effect:

(a) Sellers hold all of the Permits, each of which is in full force and effect;

(b) the Business is now being, and has at all times during the preceding three (3) years been, conducted, and the Purchased Assets are, and have at all times been, owned and operated, in compliance with all Applicable Laws, Orders and Permits;

(c) no Seller has received any notice of any alleged violation, breach or default of any Applicable Laws, Orders or Permits in connection with or arising out of its ownership or operation of the Business or the Purchased Assets; and

(d) no loss, non-renewal or expiration of, nor any noncompliance with, any Permit is pending or threatened (including as a result of the transactions contemplated hereby), other than the expiration of such Permits in accordance with their terms.

4.12 Certain Changes. Since December 31, 2011, each Seller has conducted the Business solely in the ordinary course of business consistent with past practices, and each Seller has used its commercially reasonable efforts to preserve the Business and its assets and properties. Without limiting the foregoing, except as specifically listed in the relevant subsection of Section 4.12 of the Disclosure Letter, since December 31, 2011, there has not been in respect of the Business or the Purchased Assets any:

(a) event or circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) damage, destruction or loss (whether or not covered by insurance) that resulted in or could reasonably be expected to result in losses with respect to the Business or the Purchased Assets, in the aggregate, of more than Twenty-Five Thousand Dollars ($25,000);

(c) revaluation or write-down of any of the Purchased Assets;

(d) amendment or termination of any Material Contract other than in the ordinary course of business, consistent with past practices;

(e) change in any accounting principles, methods or practices with respect to the Business or the Purchased Assets, or in the manner any Seller keeps its books and records relating thereto, or any change by a Seller of its current practices with regard to sales, Inventory, or Inventory valuation in the Business;

(f) (i) grant of any severance, continuation or termination pay to any Covered Employee; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Covered Employee or any associate of the foregoing; (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any Covered Employee or any associate of any of the foregoing; (iv) increase in compensation, bonus or other benefits payable or potentially payable to any Covered Employee or any associate of any of the foregoing; (v) change in the terms of any bonus, pension, insurance, health or other benefit plan of a Seller applicable to Covered Employees; or (vi) representation by any Seller to any employee or former employee that a Seller or Buyer would continue to maintain or implement any benefit plan or would continue to employ such employee after the Closing Date;

(g) acquisition or disposal of assets (except sales of Inventory in bona fide, arms length transactions entered into in the ordinary course of business consistent with past practice);

(h) capital expenditures exceeding, individually or in the aggregate, Twenty-Five Thousand Dollars ($25,000);

(i) any change in any pricing practices (other than in the ordinary course of business consistent with past practices);

(j) any settlement or compromise of any claim, suit or cause of action involving more than Twenty-Five Thousand Dollars ($25,000); or

(k) agreement by a Seller to do, either directly or indirectly, any of the things described in the preceding clauses (c) through (j).

4.13 Real Property.

(a) The real property described in Sections 4.13(a) and 4.13(b) of the Disclosure Letter constitutes all of the real property used or held for use by any Seller in the Business, including the Facilities (collectively, the “Real Property”). Except for the Leased Real Property, Sellers own fee simple title to all of the Real Property, free and clear of any Lien, other than Permitted Liens and Liens set forth in Section 4.13(a) of the Disclosure Letter (the “Owned Real Property”). Pursuant to the Lathrop Lease (as defined herein), at Closing, Buyer will be vested, free and clear of all Liens except Permitted Liens and Liens set forth in Section 4.13(a) of the Disclosure Letter, with a valid leasehold interest in Owned Real Property comprising the Lathrop Facility. Except as set forth in Section 4.13(a) of the Disclosure Letter, no Seller has granted to any Affiliate, or any business unit or line of business of any Seller (other than the Business), or any other Person any right to occupy or use any Real Property.

(b) Section 4.13(b) of the Disclosure Letter sets forth all real property that is leased by any Seller for use in the Business (the “Leased Real Property”), including the name of the applicable landlord, current rental amount and expiration dates of the relevant leases. The applicable Seller holds a valid and subsisting leasehold interest in such Leased Real Property, free and clear of any Lien except Permitted Liens. At Closing, Buyer will be vested, free and clear of all Liens except Permitted Liens, with a valid leasehold interest in the Leased Real Property comprising the San Diego Facility, and, pursuant to the Perris Sublease (as defined herein), a valid subleasehold interest in the Perris Facility.

(c) Except as set forth in Section 4.13(c) of the Disclosure Letter hereto, no Seller has received notice in writing of any material non-recurring Taxes or assessments with respect to any Real Property, nor that any thereof is under consideration by any Governmental Authority.

(d) Except as set forth in Section 4.13(d) of the Disclosure Letter hereto, since December 31, 2011: (i) no buildings, structures or other Improvements have been erected and no structural additions to existing buildings, structures or other Improvements have been made on the Real Property; and (ii) there has been no fire, flood or other casualty to any of the buildings, structural additions or other Improvements on the Real Property requiring any repair or restoration that changed the footprint or the height of such buildings, structural additions or other improvements.

(e) Except as set forth in Section 4.13(e) of the Disclosure Letter: (i) no Real Property encroaches on, or is encroached on by, the property owned by any other Person; (ii) there is no basis for any dispute regarding the location of any boundary line of any Real

Property; and (iii) there is no encroachment or alleged encroachment by an Improvement onto any real property of, or any area subject to any easement held by, any other Person, nor has any Seller received any notice alleging any encroachment or boundary dispute. No Seller is, and no Seller has ever been, in breach in any material respect of the terms of an easement with respect to any of the Real Property or the conduct of the Business.

(f) None of the Real Property is subject to any pending or threatened condemnation, eminent domain, expropriation or rezoning proceeding. Except as set forth in Section 4.13(f) of the Disclosure Letter, the Real Property and the current use thereof complies with all restrictive covenants and Applicable Laws, including subdivision, municipal, zoning or building ordinances or codes, use and occupancy restrictions, in each case, without reliance on any “grandfather” clauses or exceptions for permitted, non-conforming uses, and no Seller has received notice of any allegation to the contrary.

(g) Except as set forth in Section 4.13(g) of the Disclosure Letter, no Seller is indebted to any contractor, laborer, mechanic, materialman, architect, engineer or any other Person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Real Property for which any such Person could claim a Lien against the Real Property or any other Purchased Assets.

(h) No portion of the Real Property is located within any Special Flood Hazard Area designated by the U.S. Federal Emergency Management Agency, or in any area designated as a flood plain or in a similar designation by any Governmental Authority; no portion of the Real Property meets the definition of “wetlands” codified at 40 C.F.R. part 230.3(t), or has been similarly designated by any Governmental Authority; and no portion of the Real Property constitutes “wetlands” that have been filled, whether or not pursuant to appropriate Permits.

(i) No portion of the Real Property is subject to any classification, designation or preliminary determination of any Governmental Authority, or pursuant to any Applicable Law, which would restrict the use, development, occupancy or operation of such Real Property, including any designation or classification as an archeological site, any classification or determination under the U.S. Endangered Species Act or any comparable Applicable Law, or any designation as a historical, heritage or cultural site.

(j) Except as set forth in Section 4.13(j) of the Disclosure Letter, the Improvements located on or annexed to the Real Property are in reasonable order and repair, ordinary wear and tear excepted and are in good and safe condition, free from material defects.

(k) Except as set forth in Section 4.13(k) of the Disclosure Letter, none of the Real Property is subject to any use, development or occupancy restrictions (except those imposed by applicable zoning and subdivision laws and regulations), Taxes or utility “tap-in” fees (except those generally applicable throughout the tax district in which such Real Property is located), or charges or restrictions, whether existing of record or arising by operation of law, unrecorded or unregistered agreement or the passage of time or otherwise (other than the Permitted Exceptions).

(l) All Leased Real Property is in the condition required under the applicable lease for surrender of such property at the expiration or termination of such lease, subject to removal of Seller’s property thereat and repair of any damage caused by such removal.

(m) Sellers have previously delivered to Buyer true and correct copies of all surveys, plans, specifications, engineering and mechanical data in its possession relating to the Real Property.

4.14 Environmental Matters.

(a) Except as set forth in Section 4.14(a) of the Disclosure Letter, and except in each case as would not have a Material Adverse Effect, no Seller has: (i) entered into or been subject to any Order relating to the Real Property or the Business pursuant to applicable Environmental Laws (as hereafter defined) or relating to any Environmental Condition (as hereafter defined); (ii) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition (including under the citizen suit provision of any Environmental Law) relating to the Real Property or the Business; or (iii) been the subject of or threatened with, any governmental enforcement action or third party claim relating to the Real Property or the Business under any Environmental Law, and no Seller has any reason to believe that any of the above is reasonably likely to be forthcoming.

(b) Except as set forth in Section 4.14(b) of the Disclosure Letter, each Seller is presently, and has at all times during the preceding three (3) years been, in compliance with all applicable Environmental Laws at each Facility.

(c) Except as set forth in Section 4.14(c) of the Disclosure Letter, no Seller has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Substances or wastes at or from any Facility or other location where any Seller has conducted the Business except, in each case, in compliance with all applicable Environmental Laws, and there has been no Release or Threat of Release of any Hazardous Substances (as hereinafter defined) at or in the vicinity of any Facility or other location where any Seller has conducted the Business.

(d) Except as set forth in Section 4.14(d) of the Disclosure Letter, no Seller has received notice of, and no Seller has knowledge concerning, any Environmental Condition at any off-site location or locations to which any Seller transported or arranged for the transportation of Hazardous Substances in the conduct of the Business.

(e) Except as set forth in Section 4.14(e) of the Disclosure Letter, there are no, and there have never been any underground storage tanks present at the Real Property or any other location where any Seller has conducted the Business.

(f) Except as set forth in Section 4.14(f) of the Disclosure Letter, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that (i) could interfere with or prevent continued compliance with any Environmental Law with respect to the operation of any Facility or the Business, (ii) may give rise to any Environmental Liability in respect of any Facility or the Business, or (iii) that otherwise may form the reasonable basis of any Proceeding relating to any Facility or the Business or the present or former operations at any Facility (x) under any Environmental Laws, (y) based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, Release or Threatened Release, of any Hazardous Substance, or (z) resulting from exposure to work place hazards.

(g) Except as set forth in Section 4.14(g) of the Disclosure Letter, no Seller is required or obligated to make any capital or other expenditures in excess of Ten Thousand Dollars ($10,000) to remain in compliance with any Environmental Law at any Facility nor is there any reasonable basis on which any Governmental Authority would take any action that would require any such capital or other expenditures.

(h) Each Seller has delivered to Buyer true and correct copies of all reports or tests with respect to compliance of the Facilities or the Business with the Environmental Laws or the presence of Hazardous Substances that are in the possession, custody or control of such Seller or any of its respective Affiliates or representatives.

(i) No Seller has at any time produced, manufactured, sold or otherwise placed in commerce any product containing asbestos or asbestos-containing material at any Facility or in connection with the Business, and there are no, and there never have been any, asbestos or asbestos-containing materials present at any Facility.

(j) For purposes of this Section 4.14, the following terms shall have the respective meanings set forth below:

(i) “Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land), whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against any Person by any third party or Governmental Authority, including any condition resulting from the ownership or operation of any Purchased Asset, the conduct of the Business or any activity or operation formerly conducted by any Person on or off the Real Property or any other location where any Seller has conducted the Business.

(ii) “Environmental Laws” means any Applicable Law relating to the protection of human health, safety or the environment including: (A) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, whether solid, liquid or gaseous in nature; and (B) all requirements pertaining to the protection of the health and safety of employees or the public from exposure to Hazardous Substances or workplace hazards.

(iii) “Environmental Liabilities” means all Liabilities of a Person, whether such Liabilities are owed by such Person to Governmental Authorities, private third parties or otherwise, arising under or relating to any Environmental Law or Environmental Condition.

(iv) “Hazardous Substance” means any substance: (A) the presence of which requires investigation or remediation under any Environmental Laws; (B) which is defined as a “pollutant,” “hazardous waste” or “hazardous substance” under any Environmental Laws; (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws; or (D) that is gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

(v) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

(vi) “Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the environment that may result from such Release.

4.15 Employment Matters.

(a) Section 4.15(a) of the Disclosure Letter sets forth: (i) by location of employ and employer, all present employees (including any leased or temporary employees) of Sellers engaged in whole or in part in the Business (the “Business Employees”), and independent contractors providing services to the Business including, as to any Business Employee employed at the Perris Facility, their respective dates of hire and any prior periods of employment with Sellers; (ii) each Business Employee’s or independent contractor’s current rate of compensation; and (iii) identifies each such Business Employee who works, on average, fewer than 20 hours per week. Section 4.15(a) of the Disclosure Letter also names any Business Employee who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation. Except as set forth in Section 4.15(a) of the Disclosure Letter, there are no unpaid wages, bonuses or commissions owed to any Business Employee.

(b) Except as set forth in Sections 4.09(c) or 4.15(b) of the Disclosure Letter, no Seller (i) has experienced any organized slowdown, organized work interruption, strike or work stoppage by its employees; (ii) is a party to, or obligated by, any Contract or otherwise, regarding the rates of pay, working conditions or other terms of employment of any employee; and (iii) is obligated under any Contract or otherwise to recognize or bargain with any labor organization or union on behalf of any employees.

(c) Except as listed in Section 4.15(c) of the Disclosure Letter, (i) no Seller nor any of their respective managers, officers, directors, or employees has been charged, or threatened with the charge of, any unfair labor practice; and (ii) each Seller is in compliance with all Applicable Laws concerning the employer-employee relationship and with all agreements relating to the employment of the Business Employees, including applicable wage and hour laws, workers’ compensation laws, occupational safety laws, worker eligibility laws, unemployment laws and social security laws.

(d) Except as set forth in Section 4.09(c) or 4.15(d) of the Disclosure Letter: (i) all Business Employees are employees at-will, terminable on one-month’s notice or less without penalty; and (ii) there are no outstanding agreements or arrangements with respect to severance payments to current Business Employees or former employees of any Seller. Section 4.15(d) of the Disclosure Letter identifies, by location of employ and employer, all Persons that were formerly engaged in whole or in part in the Business and whose employment was terminated within the preceding ninety (90) days, together with the reason for such termination.

4.16 Employee Benefit Plans.

(a) Section 4.16(a) of the Disclosure Letter sets forth each Employee Benefit Plan that is currently in effect or was maintained, sponsored or contributed to at any time within the last six (6) calendar years or that has been approved before the date hereof but is not yet effective, (i) for the benefit of Covered Employees or (ii) with respect to which any Sellers or any Affiliate thereof has or had any obligation on behalf of any Covered Employee. Except as set forth in Section 4.16(a) of the Disclosure Letter, there are no other Employee Benefit Plans pursuant to which any Covered Employee is entitled to any benefits or for which any Seller has any obligation.

(b) In respect to any Covered Employee, except as set forth in Section 4.16(b) of the Disclosure Letter, no Seller nor any of their respective Affiliates currently maintains, contributes to or participates in, nor has at any time, maintained, contributed to, participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any employee pension benefit plan that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or that is subject to the provisions of Title IV of ERISA.

(c) All payments by any Seller or any Affiliate thereof required by any Employee Benefit Plan, any collective bargaining agreement or bylaw with respect to all periods through the date hereof have been made.

(d) Except as set forth in Section 4.16(d) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not give rise to any Liability for any employee benefits, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Covered Employee.

4.17 Intellectual Property.

(a) The current use of any Intellectual Property by any Seller does not, and continued use thereof by Buyer in a similar manner will not, conflict with, infringe upon or violate any rights of any third party, and no Seller has any liability for past infringement. Except as set forth in Section 4.17(a) of the Disclosure Letter, no Seller is currently nor has been, during the five (5) years preceding the date hereof, a party to any Proceeding or threatened Proceeding involving a claim of infringement in connection with any intellectual property rights used in or relating to the Business.

(b) Each Seller owns the entire right, title and interest in, to and under, or has acquired an express license to use the Intellectual Property used by it in the Business, without, except as described in Section 4.17(b) of the Disclosure Letter, payment of any further royalty or similar amount to any third party, and the Purchased Assets include Intellectual Property rights sufficient for the unimpaired continued operation of the Business by Buyer following the Closing as heretofore conducted by Sellers.

(c) Each Seller has taken commercially reasonable measures to protect the confidentiality of its trade secrets and other proprietary information relating to the Business the value of which is contingent upon maintaining the confidentiality thereof, which measures are commercially reasonable.

(d) Section 4.17(d) of the Disclosure Letter sets forth all of the issued patents, pending patent applications, and registered trademarks, service marks and copyrights included in the Purchased Assets, all of which are currently in compliance in all respects with all formal legal requirements (including as to any and all patents, the payment of filing, examination and maintenance fees and proofs of working or use, and as to all registered trademarks and service marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). Each of the registered domain names, patents, patent applications, trademarks and trademark applications included in the Purchased Assets is, except as otherwise expressly noted on such Section of the Disclosure Letter, owned by Sellers, free and clear of any Liens. Except as set forth in Section 4.17(d) of the Disclosure Letter, no annuities, maintenance fees, registration fees or similar amounts are due with respect to any of the foregoing within ninety (90) days after the Closing Date.

(e) Each Seller has complied with all relevant privacy or data protection legislation in any relevant jurisdiction concerning the protection and/or processing of personal data relating to the Business or any Business Employees.

4.18 Brokers. No Seller nor any Person acting on behalf of a Seller has incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.19 Insurance. Section 4.19 of the Disclosure Letter sets forth a complete and correct list of all insurance policies of any kind currently in force with respect to the Facilities, the Business or the Purchased Assets (the “Insurance Policies”). Sellers have delivered true and correct copies of such Insurance Policies to Buyer. Section 4.19 of the Disclosure Letter also sets forth for each Insurance Policy, the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. None of the insurers under any of the Insurance Policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim relating to the Business or to the Purchased Assets and purported to be covered by such insurer. No Seller has any liability for any retrospective premium adjustments under any present or past insurance policies. Section 4.19 of the Disclosure Letter also lists all claims for insured losses relating to the Business or the Purchased Assets filed by Sellers in the preceding three (3) years and all insurance loss runs in respect of the Business or the Purchased Assets for the past three (3) policy years.

4.20 Significant Customers and Suppliers. Except as set forth in Section 4.20 of the Disclosure Letter, none of the ten (10) largest customers or suppliers of the Business (measured by value of net sales or purchases, respectively) during the twelve (12) month period ended December 31, 2011, has terminated, canceled or limited or made any material modification or change in, its business relationship with any Seller or threatened to take any of the foregoing actions. Except as set forth in Section 4.20 of the Disclosure Letter hereto, there exists no condition or state of facts involving customers or suppliers of or to the Business which could reasonably be expected to have a Material Adverse Effect.

4.21 Performance Bonds. Section 4.21 of the Disclosure Letter sets forth all Purchased Contracts for which, or legal requirements pursuant to which, any Seller has, or is required to provide, performance, surety or similar bonds, the amount of such bonds, the Person issuing such bonds, and each bond number (such bonds referenced thereon collectively, the “Performance Bonds”). Section 4.21 of the Disclosure Letter further identifies all payments, if any, which have been made during the three (3) years preceding the date hereof under any Performance Bond.

4.22 Certain Payments. With respect to the Business, no Seller nor any Person associated with or acting for or on behalf of any Seller, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, (iv) in violation of any Applicable Law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of each applicable Seller maintained in the ordinary course.

4.23 Disclosure. No representation or warranty by any Seller in any Transaction Agreement or in any section of the Disclosure Letter contains any untrue statement of a material fact or omits to state a fact necessary to make such representation or warranty, in light of the circumstances in which it was made, not materially misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as of the date of this Agreement and again as of the Effective Time, as follows:

5.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

5.02 Authority; Enforceability. Buyer has full corporate power and authority to execute and deliver the Transaction Agreements to which Buyer is, or will be, a party, and to perform its obligations thereunder. The Transaction Agreements to which Buyer is a party constitute (or will, when executed and delivered at the Closing, constitute) the legally binding obligations of Buyer, enforceable in accordance with their respective terms. The execution, delivery and performance of the Transaction Agreements by Buyer, and the consummation of the transactions contemplated thereby, do not and will not: (a) require the consent, waiver, approval, license or other authorization of any Person; (b) violate any provision of Applicable Law applicable to Buyer; (c) contravene, conflict with, or result in a violation of: (i) any provision of the governing or constitutive documents of Buyer; or (ii) any resolution adopted by the board of directors or sole stockholder of Buyer; or (d) conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or otherwise adversely affect, any material contract to which Buyer is a party, which, as to each of (a) through (d), would materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein or to perform its obligations under the Transaction Agreements to which Buyer is a party. All requisite corporate action has been taken by Buyer authorizing and approving the execution and delivery by Buyer of the Transaction Agreements to which Buyer is or will be a party, the performance by Buyer of its duties and obligations thereunder, and the taking of all other acts necessary and appropriate for the consummation of the transactions contemplated thereby.

5.03 Consents.

(a) None of the execution and delivery by Buyer of this Agreement or any other documents contemplated hereby, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof will conflict with, or result in any material violation of or material default by Buyer (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation or by-laws of Buyer, (ii) any Contract or Permit to which Buyer is a party or by which Buyer or its properties or assets are bound, or (iii) any order of any Governmental Authority applicable to Buyer or by which any of the properties or assets of Buyer are bound or (iv) any Applicable Law applicable to Buyer.

(b) No material consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or any other documents contemplated hereby, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby by Buyer or the taking by Buyer of any other action contemplated hereby.

5.04 Financial Capability. Buyer (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

5.05 Brokers. Buyer has not incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the transactions contemplated hereby.

5.06 Disclosure. No representation or warranty by Buyer in any Transaction Agreement or in any Schedule thereto contains any untrue statement of a material fact or omits to state a fact necessary to make such representation or warranty, in light of the circumstances in which it was made, not materially misleading.

ARTICLE VI

ADDITIONAL COVENANTS OF SELLERS

6.01 Confidentiality.

(a) From and after the Closing, Sellers will not, and will cause their Affiliates and representatives not to, directly or indirectly, use or disclose (other than to or on behalf of Buyer) any Confidential Information. This Section 6.01(a) shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 6.01(a) shall terminate on the fifth (5th) anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under Applicable Law. Nothing in this Section 6.01 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer with greater or longer protection than provided in this Section 6.01.

(b) For purposes of this Agreement, “Confidential Information” means any and all technical, business and other information of or relating to the Business or the Purchased Assets that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations of the Business. Confidential Information includes: (i) information relating to the Business contained in any books and records, the originals of which are retained by Sellers pursuant to Section 2.02, to the extent otherwise satisfying the definition of Confidential Information and (ii) information of third parties relating to the Business that Sellers are obligated to or do keep or treat as confidential.

(c) The obligations set forth in Section 6.01(a) shall not apply to any information that Sellers can demonstrate: (i) has become generally available to the public through no act or omission of any Seller and without violation of this Agreement, or any other confidentiality obligation of any Seller; or (ii) is required to be disclosed by subpoena or other mandatory legal process, provided that Sellers shall promptly give Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and Sellers use reasonable efforts to obtain, and upon request, provide reasonable cooperation should Buyer seek to obtain, an appropriate protective order.

6.02 Covenant Not to Compete.

(a) Each Seller agrees that it will not, and will not permit any of its Affiliates to, except on behalf of Buyer, during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the Closing Date, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person or entity, whether as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, employee, consultant, sales representative or otherwise:

(i) own, control, manage, or participate in the ownership, control or management of, or render services to, or have a material financial interest in, or lend its name to, any business engaged in, or that is undertaking to become engaged in, in whole or in part, the business of designing, developing, manufacturing, producing, finishing, marketing, selling or distributing precast concrete, including, but not limited to free-standing walls, security walls, signage, utility vaults, manholes, panels, highway barriers, pre-stressed bridge girders, concrete piles, catch basins, pipe, site amenities and curb inlets, (the “Products”), in each case within the State of California (collectively, the “Territory”), provided, however, notwithstanding anything in this Agreement to the contrary, (A) Products do not include ready-mix concrete prepared and delivered in an unhardened plastic state for placement and shaping into designed forms at a job site (“Ready-Mix Concrete”), and (B) Section 6.02(a) shall not restrict any Seller or any of its respective Affiliates from manufacturing, producing, designing, pouring, marketing, selling or distributing Ready-Mix Concrete;

(ii) solicit, or assist in the solicitation of, any Person having an office or conducting business anywhere within the Territory and to which any Seller sold, provided or solicited to sell Products or provide any services relating to Products, such as design, delivery, erection, installation, maintenance or repair of Products, in each case during the two-year period ending on the Closing Date, for the purpose of selling, providing or soliciting to sell Products or provide any such services; provided, however, notwithstanding anything in this Agreement to the contrary, Section 6.02(a) shall not restrict any Seller or any of its respective Affiliates from soliciting, or assisting in the solicitation of, any Person having an office or conducting business anywhere, for the purpose of selling, providing or soliciting to sell Ready-Mix Concrete; or

(iii) solicit, or assist in the solicitation of, any Person employed or engaged by Buyer in the Business in any capacity (as an employee, independent contractor or otherwise) to terminate such employment or other engagement, whether or not such employment or engagement is pursuant to a contract and whether or not such employment or engagement is at will.

(b) Notwithstanding anything to the contrary herein, the restrictions on Sellers in Section 6.02(a) shall not serve to preclude Smith Pre-Cast, Inc., a subsidiary of Agent operating in Arizona, from delivering Products to Persons located in the Territory to which it has sold Products in the Territory during the twenty-four (24) months preceding the date hereof from its existing facilities.

(c) Although the parties have, in good faith, used their best efforts to make the provisions of Sections 6.01(a) and 6.02(a) reasonable in terms of geographic area, duration and scope of restricted activities in light of the scope and nature of the Business and the direct and indirect consideration to be received by Sellers hereunder, and it is not anticipated, nor is it intended, by any party hereto that an arbitral panel or court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if an arbitral panel or court of competent jurisdiction determines it necessary to reform the scope of Sections 6.01(a) or 6.02(a) or any part thereof in order to make it binding and enforceable, such provision shall be considered reformable and divisible in all respects and such lesser or other scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(d) The parties recognize and agree that in the event of a breach or threatened breach by any Seller of Section 6.01(a) or 6.02(a), money damages would not be an adequate remedy to Buyer for such breach and, even if money damages were adequate, it would be difficult to ascertain or measure with any degree of accuracy the damages sustained by Buyer therefrom. Accordingly, if there should be a breach or threatened breach by any Seller of the provisions of Section 6.01(a) or 6.02(a), Buyer shall be entitled to an injunction restraining each such Seller from any such breach. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer or its Affiliates may otherwise have under Applicable Law.

(e) All of the covenants in Sections 6.01(a) and 6.02(a) are intended by each party hereto to be, and shall be construed as, agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in Sections 6.01(a) or 6.02(a). The parties hereby agree that Section 6.01 and this Section 6.02 are a material and substantial part of the transactions contemplated hereby.

6.03 Non-Disparagement. Each Seller agrees that it will not, and will not permit any of its Affiliates to, except on behalf of Buyer, during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the Closing Date, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person or entity, whether as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, employee, consultant, sales representative or otherwise, knowingly or intentionally damage or destroy the goodwill and esteem of Buyer or the Business with its suppliers, employees, patrons, customers, and any others who may at any time have or have had business relations with Buyer or the Business.

6.04 Employees of the Business.

(a) Within three (3) Business Days after the date hereof, Sellers shall provide Buyer with the performance appraisals and disciplinary records of each Seller’s Business Employees for the last three (3) years. At least three (3) Business Days prior to the Closing Date, Buyer shall provide Sellers with notice of its staffing level requirements (which Buyer may determine in its sole discretion) for Sellers’ salaried Business Employees, listed by name, job classification, and operating facility, and Buyer shall offer employment to that number of salaried Business Employees, with each such offer conditioned on the closing of the transactions contemplated hereby and satisfactory completion of all of Buyer’s standard hiring requirements. Buyer intends to conduct open hirings to fill any other employee needs (including salaried and hourly positions) it may have in connection with its ownership or operation of the Purchased Assets. Business Employees who are not offered employment by Buyer pursuant to the second sentence of this Section 6.04(a) or who do not accept such offers of employment by Buyer will be terminated by Sellers no later than the Closing Date (“Terminated Employees”). Business Employees of a Seller who are offered and accept employment with Buyer, and who satisfy all of Buyer’s customary hiring requirements, will hereinafter be referred to as “Hired Employees”.

(b) All offers of employment by Buyer to Business Employees shall be made in accordance with all applicable federal, state, and local laws, and regulations.

(c) All terms and conditions of employment for Hired Employees will be established solely by the Buyer.

(d) Sellers shall remain responsible for paying Business Employees for: (a) all salary, wages, accrued vacation benefits, overtime, holiday compensation, and a pro rata portion of any bonuses or incentive compensation that were earned for time worked for the applicable Seller prior to the Closing Date; and, (b) all workers’ compensation, disability benefits, or other insurance benefits for which entitlement to payment is based upon events occurring on or prior to the Closing Date.

(e) Sellers shall be responsible for extending continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to all employees and former employees, and qualified beneficiaries of such employees and former employees, who become or became entitled to such COBRA continuation coverage on or before Closing Date by reason of the occurrence of a qualifying event on or before the Closing Date. Buyer shall be responsible for providing COBRA continuation coverage to those Hired Employees and qualified beneficiaries of such Hired Employees who become entitled to such COBRA continuation coverage after the Closing Date by reason of the occurrence of a qualifying event after the Closing Date.

(f) Unemployment compensation benefits for those terminated employees of Sellers shall be Sellers’ responsibility.

(g) Sellers shall be responsible for compliance with the requirements, if any, under any union contract, collective bargaining agreement, workplace practice, grievance procedure, applicable labor law or regulation, or any other arrangement or agreement relating to this transaction in any way, the effects of this transaction and/or employee terminations.

(h) The provisions of this Agreement are for the benefit of Buyer and Sellers only, and no Business Employee nor any of their dependents or beneficiaries shall be deemed to have any third party beneficiary rights hereunder.

(i) Buyer shall assume the vehicle lease agreements identified in item 17 of Section 4.08(a)(ii) of the Disclosure Letter that are assigned to Hired Employees as of the Closing Date and had been assigned to Hired Employees for at least 30 days prior to Closing. Buyer and Sellers shall work together to transfer all such vehicles to Buyer after the Closing. To the extent Buyer and Seller are unable to obtain the consent of PHH/DL Petersen to the assumption by Buyer of any vehicle lease, such lease shall be an Excluded Liability. All other vehicle leases not transferred pursuant to the first sentence of this Section 6.04(f) shall be Excluded Liabilities.

(j) Sellers shall promptly deliver to Buyer after the Closing Date all Employee Records for each Hired Employee. “Employee Records” shall mean all records related to Hired Employees including but not limited to the following information: (i) skill and development training, (ii) disciplinary actions, (iii) seniority histories, (iv) salary and benefit information, (v) Occupational, Safety and Health Administration reports, (vi) active medical restriction forms, and (vii) fitness for duty. Buyer shall keep all Employee Records confidential and shall not disclose or release such information, except for any disclosure that may be required in the ordinary course of Buyer’s business or as otherwise required by law.

6.05 Consents; Failure to Obtain Consents. After the date hereof, each Seller will use its commercially reasonable efforts to obtain or cause to be obtained any consents required in connection with the transactions contemplated by any of the Transaction Documents that are requested by Buyer and that have not been previously obtained prior to or at the Effective Time. Notwithstanding anything to the contrary set forth herein, this Agreement shall not constitute an assignment or attempt to assign or transfer any interest in any Contract or Permit otherwise included in the Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom, if such assignment or transfer is without the consent of a third party and would constitute a breach or violation thereof or adversely affect the rights of Buyer, the Purchased

Assets or the Business. If any such consents have not been obtained at or prior to the Closing, from and after the Closing until all such consents are obtained, each Seller shall cooperate in any arrangement reasonably satisfactory to Buyer designed to fulfill the each Seller’s obligations thereunder and to afford Buyer the continued full benefits thereof.

6.06 Transition Cooperation; Mail Received After Closing; Performance Bonds; Access.

(a) Each Seller agrees to cooperate with Buyer to facilitate the transfer of all utilities servicing the Business at the Lathrop, Perris and San Diego Facilities into Buyer’s name, at or as soon as reasonably practicable following the Closing, including the transfer of any telephone numbers, electrical service, water and sewage.

(b) Following the Closing, Buyer may receive and open all mail received at the Lathrop, Perris and San Diego Facilities after the Closing, and, to the extent that such mail and the contents thereof relate to the Business or the Purchased Assets, deal with the contents thereof at its discretion. From and after the Closing, each Seller shall promptly forward or cause to be forwarded to Buyer any mail received by it that relates to the Business, the Purchased Assets, or the Assumed Obligations.

(c) Effective as of the Closing, each Seller hereby grants to Buyer the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of such Seller, any checks, drafts, documents and instruments evidencing payment of any notes, accounts receivable or other payment rights included in the Purchased Assets and that are payable to, payable to the order of, or endorsed in favor of such Seller or any agent of such Seller. Each Seller agrees promptly to endorse and pay over or cause to be endorsed and paid over to Buyer, without deduction or offset, the full amount of any payment received by it or any of its Affiliates after the Closing in respect of goods sold or services rendered as part of the Business, and shall hold any such amount in trust for Buyer pending such payment.

(d) In order to facilitate an orderly and efficient transition of the Business to Buyer’s control, without limiting any other provision hereof, Sellers shall provide to Buyer the information technology-related transition services identified on Exhibit G.

(e) Buyer and Sellers agree that the Performance Bonds are not intended to continue after the Closing. Buyer shall, on or prior to the Closing, (i) obtain a replacement bond for each Performance Bond and (ii) use its reasonable commercial efforts to obtain a release of the applicable Seller from each Performance Bond.

(f) From the date hereof until the earlier of the termination of this Agreement or the Closing, Sellers shall afford Buyer and its representatives all reasonable access during normal business hours (or at such other times as the parties, acting reasonably, may agree), and in a manner so as not to unduly interfere with the normal operations of Sellers, to the premises, properties, personnel, representatives, records, contracts, and documents of, or pertaining to, the Purchased Assets, the Facilities or the Business (and such other additional information as is reasonably available with respect thereto) as the Buyer shall, from time to time, reasonably request.

(g) Pursuant to the Access Agreements, from and after the Closing Date and until each applicable Access Agreement is terminated pursuant to its terms, Sellers shall procure that Buyer has access, seven days a week, twenty-four hours a day for purposes of disassembling, packing, loading and removing the Purchased Assets from the One Live Oak, Livermore, Pleasanton and Santa Rosa Facilities, and shall ensure that all normal utilities remain available. During such period, Sellers shall continue to provide reasonable security at the relevant Facility for the Purchased Assets in accordance with prior practices. Furthermore, Buyer shall have no obligation to remedy or repair any condition existing at any such property as of the Closing Date, nor shall Buyer have any obligation to clean, restore, reclaim or otherwise take any actions relating to the condition of any such property except to the extent caused by the actions of Buyer.

(h) Buyer shall reasonably cooperate with Sellers after the Closing Date to return the Bigge Crane with serial number TR280XL to its owner, provided that Seller shall be responsible for any breakage costs or any other amounts payable upon return under the Bigge Crane lease.

6.07 Waiver of Bulk Sales Compliance. The parties hereby waive compliance with the bulk sales or similar laws of any applicable jurisdiction, and Sellers hereby agree to indemnify and hold harmless, jointly and severally Buyer from and against any claims arising out of or due to the failure to comply with such laws. As soon as reasonably practicable, and in any event within sixty (60) days after the Closing, each Seller shall provide to Buyer applicable clearance certificates or similar documents that may be required by a Governmental Authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price. Sellers hereby agree to indemnify and hold harmless, jointly and severally, Buyer from and against any Taxes, fees or other amounts that may be due as the result of the failure to obtain such tax certificates prior to such Closing.

6.08 Accounts Receivable. Buyer shall have the right to sell, assign, transfer and deliver to Sellers, and to require Sellers to purchase and acquire from Buyer, on an AS-IS basis and without warranty of collectability any accounts receivable (other than Retainage), or portions thereof, included in the Purchased Assets that remain uncollected by Buyer on the six (6) month anniversary of the Closing despite Buyer’s use of commercially reasonable good faith efforts to collect (but not including resorting to litigation or third party collection agencies). In consideration therefor, Sellers shall pay to Buyer an amount equal to the net value of such re-transferred accounts receivable (plus any reasonable out-of-pocket expenses incurred by Buyer in filing, maintaining or foreclosing any Lien in support of collection), as taken into account in the determination of the Final NWC Adjustment, net of any allowance for doubtful accounts taken into account in determination of the Final NWC Adjustment (except reserves relating to accounts receivable that are not being re-transferred). Buyer shall transfer any such accounts receivable on an “AS IS” basis and without warranty of collectability and Sellers shall be entitled to take whatever action it desires in order to collect such accounts receivables. For the avoidance of doubt, Buyer may elect to retain (and not be reimbursed in respect of) such uncollected accounts receivable as Buyer may, in its sole discretion, determine.

ARTICLE VII

TAXES AND RELATED MATTERS

7.01 Tax Reporting; Liability for Taxes. Sellers shall timely pay any Taxes attributable to the Business or the Purchased Assets and file any Tax Returns attributable to Sellers’ income, the Business or the Purchased Assets for periods ending on or before the Closing Date, and shall indemnify Buyer from any adverse consequence arising out of any failure timely to pay such Taxes or file such Tax Returns. Buyer shall timely pay any Taxes attributable to the Business or the Purchased Assets and file any Tax Returns attributable to Buyer’s income, the Business or the Purchased Assets for periods after the Closing Date, and shall indemnify Seller from any adverse consequence arising out of any failure timely to pay such Taxes or file such Tax Returns.

7.02 Allocation of Purchase Price. Buyer and Sellers agree that the Purchase Price and the Assumed Obligations (plus other relevant items) will be allocated among the Purchased Assets for tax purposes in a manner consistent with Sections 1060 of the Code and the regulations promulgated thereunder based upon the fair market values of such assets (the “Purchase Price Allocation”), such allocation to be determined by Buyer and delivered to Sellers no later than 3 days prior to the Closing. Buyer and Sellers agree to timely file IRS Form 8594 in a manner consistent with the Purchase Price Allocation. Buyer and Sellers will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation.

7.03 Additional Tax Matters.

(a) The parties hereto agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Purchased Assets or the Business as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment relating to the Purchased Assets or the Business. The parties shall keep all such information and documents received by them confidential unless otherwise required by law.

(b) The parties agree to retain or cause to be retained all books and records pertinent to the Purchased Assets or the Business until the applicable period for assessment of Taxes under Applicable Law has expired. Sellers agree to give Buyer reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters relating to the Business and, if so requested, shall allow Buyer to take possession of such books and records.

(c) Sellers will pay all transfer, documentary, sales, use, stamp, registration, recording and other such Taxes and governmental fees, as applicable, incurred in connection with the transactions contemplated by this Agreement, including the sale and transfer of the Purchased Assets. The parties will cooperate to the extent reasonably necessary to make such filings or returns as may be required. The parties will cooperate with each other and use their reasonable commercial efforts to minimize the Taxes attributable to the transfer of the Purchased Assets, subject to Applicable Law to the extent consistent with the Purchase Price Allocation.

7.04 Proration. Notwithstanding anything herein to the contrary, and without duplication of any amounts taken into account in the determination of Final NWC Adjustment, any Taxes imposed on or with respect to the Purchased Assets and other expense items such as rent, utilities and similar expenses with respect to the Business, the Purchased Assets or the Real Property that relate to a period beginning before the Closing Date and ending after the Closing Date shall be apportioned such that Sellers shall be liable for (and shall reimburse Buyer to the extent that Buyer shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect of, periods through the Closing Date and Buyer shall be liable for (and shall reimburse Sellers to the extent Sellers shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect of, periods after the Closing Date; provided that no such proration shall be made with respect to any such expense items relating to the One Live Oak, Livermore or Santa Rosa Facilities, all of which shall be treated as Excluded Liabilities to be paid by Sellers. All amounts to be prorated will, to the extent reasonably feasible, be reflected on the settlement sheet to be agreed by the parties in connection with the Closing. To the extent the amounts of any such proratable items are not finally known as of the Closing, appropriate settlement will made within thirty (30) days after the amount of any such item is finally known.

7.05 Risk of Loss. Prior to the Closing, any loss of or damage to the Purchased Assets from fire, casualty or any other occurrence shall be the sole responsibility and risk of the applicable Seller.

ARTICLE VIII

COVENANTS OF ALL PARTIES

8.01 Further Assurances. From time to time the parties will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

8.02 Certain Filings. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any action, consent, approval or waiver from any party to any Contract is required, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information reasonably required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

8.03 Public Announcements. Except as may be required by Applicable Law or securities exchange rules, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and neither party will issue any such public statement without the prior written consent of the other party; provided that, for the avoidance of doubt, following the Closing, routine notifications by Buyer to customers, suppliers and other third parties having dealings with the Business made in connection with the conduct of the Business or relating to the Purchased Assets will not constitute public statements for purposes of this Section 8.03.

8.04 Performance of Warranty Work. From and after the Closing, Sellers’ hereby retain Buyer as their subcontractor to administer and respond on their behalves to any warranty claims related to products sold or services performed in the Business prior to the Closing, including, as necessary, to perform any warranty service work, repairs, replacements or otherwise fulfill the applicable Seller’s warranty obligations (collectively, the “Warranty Work”). Such Warranty Work shall be performed by Buyer in a manner consistent with Buyer’s handling of warranty work on its own precast products in the ordinary course of Buyer’s business. For the avoidance of doubt, such warranty obligations of the Sellers are Excluded Liabilities. The Sellers and the Buyer shall consult with each other regarding the nature of any Warranty Work that may be required from time to time. The applicable Seller shall reimburse Buyer for its direct labor and material costs incurred in connection with any Warranty Work, plus an amount for overhead equal to ten percent (10%) of such direct costs. The Buyer shall invoice the applicable Seller monthly for any Warranty Work performed by the Buyer on its behalf and the applicable Seller shall pay such invoices within thirty (30) days after receipt thereof. Any sales or similar taxes will be separately invoiced to the applicable Seller and payable on demand. If Buyer provides a credit or other financial consideration to any customer in lieu of performing any Warranty Work, Sellers shall reimburse Buyer for such credit or set-off, provided that Buyer obtains the applicable Seller’s consent, not to be unreasonably withheld or delayed.

8.05 Operation of the Business. Except as expressly contemplated by this Agreement, from the date of this Agreement to the Closing (or if earlier, the termination hereof), Sellers shall conduct the operations of the Business only in the ordinary course of business and in compliance with all Applicable Laws, shall pay all rent, utility payments or other amounts owed with respect to any Real Property, and shall use commercially reasonable efforts to preserve intact their current business organizations, keep the tangible Purchased Assets and in good working condition, keep available the services of their current officers and employees and suppliers. Without limiting the generality of the foregoing, prior to the Closing (or if earlier, the termination hereof), except as expressly required by this Agreement, Sellers shall not, without the prior written consent of Buyer, take any action described in Section 4.12 (c) through (k), or that would otherwise cause or be reasonably be expected to cause any of the representations or warranties of Sellers set forth in Article IV to be untrue or incorrect in any material respect if the Closing were to then occur.

8.06 Notice of Breaches. From the date of this Agreement until the Closing, Sellers shall promptly notify Buyer upon learning of any events or circumstances occurring subsequent to the date hereof that render any representation, warranty or statement of Sellers in this Agreement or any Section of the Disclosure Letter inaccurate or incomplete at any time after the date of this Agreement.

8.07 Acquisition Proposals.

(a) From the date hereof until the earlier of the termination of this Agreement or the Closing, Sellers will not, and will cause their Affiliates and representatives not to, directly or indirectly, (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any Person, other than in the ordinary course of business, any nonpublic information with respect to the Business or the Purchased Assets, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse, recommend or submit to a vote of their respective boards of directors or equity holders any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal.

(b) From the date hereof until the earlier of the termination of this Agreement or the Closing, promptly after receipt by any Seller or its representatives of any Acquisition Proposal, Sellers will provide Buyer with written notice of the material terms and conditions of such Acquisition Proposal, and the identity of the Person or group making any such Acquisition Proposal and a true and complete copy of all written materials provided in connection with such Acquisition Proposal.

ARTICLE IX

CONDITIONS TO CLOSING

9.01 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Sellers set forth in this Agreement shall be true and correct at and as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and Buyer shall have received a certificate signed by an authorized officer of Sellers, dated the Closing Date, to the foregoing effect;

(b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Buyer shall have received a certificate signed by an authorized officer of Sellers, dated the Closing Date, to the foregoing effect;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) Sellers shall have delivered, or caused to be delivered, to Buyer a duly executed bill of sale in the form of Exhibit A hereto;

(e) Sellers shall deliver or cause to be delivered to Buyer a certificate of non-foreign status from each Seller, in the form attached to this Agreement;

(f) Sellers shall deliver or cause to be delivered to Buyer a certificate of good standing or its equivalent for each Seller from the Secretary of State of the state of its incorporation and each other jurisdiction in which such Seller is required to be qualified to conduct the Business;

(g) Sellers shall deliver or cause to be delivered to Buyer a certificate from the Secretary or comparable official of each Seller, dated as of the Closing Date, attesting to the resolutions of such Seller authorizing the execution, delivery and performance of the Transaction Agreements and to the incumbency of the Person(s) executing any Transaction Agreement on behalf of such Seller;

(h) Sellers shall deliver or cause to be delivered to Buyer evidence reasonably acceptable to Buyer and its counsel that all mortgages, security interests, collateral assignments and other Liens (other than Permitted Liens) on any of the Purchased Assets have been released, discharged and terminated in full, and the relevant Purchased Assets or other assigned collateral have been returned to the relevant party;

(i) Sellers shall have delivered or caused to be delivered to Buyer a duly executed lease for the Lathrop Facility in the form of Exhibit B hereto (the “Lathrop Lease”);

(j) Sellers shall have delivered or caused to be delivered to Buyer a duly executed sublease for the Perris Facility in the form of Exhibit C hereto (the “Perris Sublease”);

(k) Sellers shall have delivered or caused to be delivered to Buyer access agreements for the Santa Rosa Facility, the Pleasanton Facility, the Livermore Facility and the One Live Oak Facility in the form of Exhibit D hereto (the “Access Agreements”);

(l) Sellers shall have delivered or caused to be delivered to Buyer an assignment and assumption of lease for the San Diego Facility in the form of Exhibit E hereto (the “San Diego Assignment”);

(m) Sellers shall deliver or cause to be delivered to Buyer, to the extent possible, all Records included in the Purchased Assets;

(n) Sellers shall have delivered, or caused to be delivered, to Buyer a duly executed assignment and assumption agreement in the form of Exhibit F hereto and duly executed assignments of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Purchased Intellectual Property; and

(o) Sellers shall have delivered or caused to be delivered to Buyer a written consent to assignment from the counterparty to each Purchased Contract listed on Section 9.01(o) of the Disclosure Letter.

9.02 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Buyer set forth in this Agreement shall be true and correct at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and Sellers shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to the foregoing effect;

(b) Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to the foregoing effect;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) Buyer shall have delivered, or caused to be delivered, to Sellers evidence of the wire transfer referred to in Section 3.02(c); and

(e) Buyer shall have delivered or caused to be delivered to Agent the Lathrop Lease;

(f) Buyer shall have delivered or caused to be delivered to Agent the Perris Sublease;

(g) Buyer shall have delivered or caused to be delivered to Agent the Access Agreements;

(h) Buyer shall have delivered or caused to be delivered to Agent the San Diego Assignment;

(i) Buyer shall have delivered, or caused to be delivered, to Sellers a duly executed assignment and assumption agreement in the form attached hereto as Exhibit F hereto.

(j) Buyer shall have delivered, or caused to be delivered, to Sellers copies of Buyer’s replacement bonds replacing each Performance Bond.

ARTICLE X

INDEMNIFICATION

10.01 Agreement to Indemnify.

(a) Subject to Section 10.01(f) of this Agreement and the other terms set forth herein, Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, representatives and agents (collectively, the “Buyer Indemnitees”) from, against and in respect of any and all Damages incurred by any Buyer Indemnitee arising out of or as a result of: (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by Sellers herein; (ii) any breach of any covenant or agreement made by Sellers herein; (iii) any Excluded Liability; (iv) the Storm Water Prevention Plan Permit disclosed as item 9 under the Perris Facility in Section 4.11 of the Disclosure Letter or Sellers’ failure timely to update or comply with such Permit, whether any such Damages are assessed with respect to the period prior to the Closing or the period on and after the Closing (v) any and all Proceedings, judgments, decrees, awards, assessments, fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

(b) Subject to Section 10.01(f) of this Agreement and the other terms set forth herein, Buyer shall indemnify, defend and hold harmless each Seller and their respective Affiliates, and their respective officers, directors, employees, representatives and agents (collectively, the “Seller Indemnitees”) from, against and in respect of any and all Damages incurred by any Seller Indemnitee arising out of or as a result of: (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by Buyer herein; (ii) any breach of any covenant or agreement made by Buyer herein; (iii) any of the Assumed Obligations; (iv) any Post Closing Claim, or (v) any and all Proceedings, judgments, decrees, awards, assessments, fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification. Notwithstanding the foregoing, Buyer shall have no indemnification hereunder in respect of any matter for which Sellers are required to indemnify Buyer pursuant to Section 10.01(a) of this Agreement or would be so required but for any materiality qualifiers in Article IV or limitations set forth in this Article X. As used herein, “Post Closing Claim” means any claim made by a third party (other than Sellers or their Affiliates) with respect to the operation of the Business, Facilities or Purchased Assets by Buyer or any Affiliate of Buyer on or after the Closing Date provided that such claim does not arise out of or relate to (1) any act or omission of Sellers or any of their Affiliates or (2) any contractual or other commercial arrangement entered into after the date hereof between Buyer and any of its Affiliates, on the one hand, and Sellers or any of their Affiliates, on the other hand.

(c) If any third party asserts a claim against a Buyer Indemnitee or a Seller Indemnitee (each an “Indemnified Party”) with respect to any matter for which such Indemnified Party intends to seek indemnification against Sellers or Buyers, as the case may be (the “Indemnifying Party”) under this Article X, then such Indemnified Party will notify the Indemnifying Party thereof within thirty (30) days thereafter, such notice to state the nature and basis of any claim made by the third party; provided that, no delay on the part of an Indemnified Party in notifying the Indemnifying Party will relieve an Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, an Indemnifying Party is demonstrably prejudiced thereby. In the event the Indemnifying Party notifies the Indemnified Party within thirty (30) days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party will indemnify the Indemnified Party in respect of such matter, then the Indemnifying Party may, by notice to the Indemnified Party within such 30-day period, assume the defense of such matter. If the Indemnifying Party assumes the defense of such matter, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate counsel at its sole cost and expense, and (iii) the Indemnifying Party will not consent to the entry of a judgment or consent order with respect to the matter, or enter into any settlement, in each case which either (A) grants the plaintiff or claimant any form of relief other than monetary damages which will be satisfied in full by the Indemnifying Party or (B) fails to include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, in either such case without the written consent of the Indemnified Party. If the Indemnifying Party does not assume the defense of such matter, (i) the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate, and with counsel of its choice, and without prejudice to its indemnification rights hereunder, and (ii) the Indemnifying Party may retain separate counsel at their sole cost and expense. Notwithstanding anything to the contrary in the foregoing, if defendants in any action include any Indemnified Party and any Indemnifying Party, and any Indemnified Party shall have been advised by its counsel that there may be material legal defenses available to such Indemnified Party inconsistent with those available to one or more Indemnifying Parties, or if a conflict of interest exists between any Indemnified Party and any Indemnifying Party with respect to such claim or the defense thereof, or if the Indemnifying Party’s control of such defense would reasonably be expected to have an adverse effect on the Business or the outcome of the matter, then in any such case, the Indemnified Party shall have the right to re-assume such defense through its own counsel, and in such event (or in the event that the Indemnifying Party does not timely assume or diligently pursue the defense of such matter as provided above) the reasonable fees and expenses of the Indemnified Party’s counsel shall be borne by the Indemnifying Party and shall be paid by it from time to time within twenty (20) days of receipt of appropriate invoices therefore.

(d) In the event that an Indemnified Party notifies the Indemnifying Party of any claim for indemnification hereunder that does not involve a third party claim, the Indemnifying Party shall, within thirty (30) days after the date of such notice, pay to the Indemnified Party the amount of Damages payable pursuant to this Section 10.01 and shall thereafter pay any other Damages payable pursuant to this Section 10.01 and arising out of the same matter on demand, unless the Indemnifying Party disputes in writing their liability for, or the amount of, any such Damages within such 30-day period, in which case such payment shall be made as provided above in respect of any matters or amounts not so disputed and any Damages in respect of the matters so disputed shall be paid within five (5) Business Days after any determination (by agreement of such Indemnified Party and the Indemnifying Party, or pursuant to arbitration in accordance with Section 11.11) that the Indemnifying Party is liable therefor pursuant to this Section 10.01.

(e) In connection with any payment of Damages pursuant to this Section 10.01, the Indemnifying Party shall pay to the Indemnified Party an amount calculated like interest on the amount of such Damages at the Reference Rate from the date of the Closing until the Indemnified Party shall have been indemnified in respect thereof.

(f) Notwithstanding the foregoing, neither Buyer nor Sellers shall have any indemnification obligation in respect of any inaccuracies or misrepresentations in or breaches of any representations or warranties under Section 10.01(a)(i) or 10.01(b)(i) unless and until the aggregate amount of Damages incurred by the Buyer Indemnitees or the Seller Indemnitees, respectively, exceeds $210,000 (the “Basket”), and then only to the extent such Damages exceed the Basket. The aggregate liability of Sellers, on the one hand, and the aggregate liability of Buyer, on the other, to indemnify the Buyer Indemnitees or the Seller Indemnitees, respectively, in respect of inaccuracies or misrepresentations in or breaches of or defaults under representations or warranties under Section 10.01(a)(i) or 10.01(b)(i), as applicable, shall not exceed the sum of (i) $8,000,000 less (ii) the amount of any payments actually made by Central to Buyer for indemnity claims under the Lathrop Lease (such sum, the “Cap”). Notwithstanding anything to the contrary herein, neither the Basket nor the Cap shall apply to any Damages resulting from or arising out of (i) fraud or intentional misrepresentation, or (ii) a breach of the representations and warranties made in Section 4.02 (Authority; Enforceability), Section 4.08(c) (Title), Section 4.10 (Taxes), Section 4.13(a) (Ownership of Real Property) Section 4.16 (Employee Benefit Plans), and Section 5.02 (Authority, Enforceability), nor shall any such Damages apply toward satisfaction of the Basket or Cap. For purposes of calculating the Damages incurred by any Buyer Indemnitee in respect of any inaccuracy in or breach of any representation or warranty of the Sellers (but not for purposes of determining the existence of such inaccuracy or breach), any “Material Adverse Effect” qualifier contained in the applicable representation or warranty shall be disregarded.

(g) The amount of any Damages for which an Indemnified Party is entitled to indemnity under this Section 10.01 shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party or its Affiliates with respect to such Damages (net in each case of (i) any costs incurred to recover such amounts (including any related retrospective premium adjustments resulting from assertion of such claims), (ii) any losses in respect of the same matter that are not subject to indemnification pursuant to Section 10.01(a) of this Agreement or any limitations contained in this Agreement, and (iii) any insurance proceeds that are subject to any self-insurance or re-insurance arrangements that are effectively equivalent to self-insurance arrangements by such Indemnified Party or its Affiliates). Under no circumstances shall the possibility of a future insurance recovery be a basis for reducing the Damages subject to indemnification hereunder prior to the actual receipt of such benefit or recovery, or for limiting, postponing or delaying satisfaction of any indemnification obligation hereunder or any Indemnified Party’s right to be indemnified.

(h) The parties agree that, from and after the Closing Date, the remedies provided in this Section 10.01 shall constitute the parties’ exclusive remedies for claims arising out of or related to this Agreement, including claims based on breaches of representations and warranties; provided, however, that nothing in this Section 10.01(h) will operate to limit any equitable remedies (including specific performance) available to an Indemnified Party, or the common law liability of any Indemnifying Party for fraud in the event such Indemnifying Party is determined by a court of competent jurisdiction to have committed a fraud against the Indemnified Party with respect to the representations and warranties of each party contained herein set forth in Section 4 or Section 5 of this Agreement.

(i) Any claim for indemnity under Sections 10.01(a)(i)-(iii), (v) or 10.01(b) SHALL NOT INCLUDE PUNITIVE DAMAGES, EXEMPLARY DAMAGES, DAMAGES BASED ON A MULTIPLE OF EARNINGS, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS BASED ON THE LOSS OF PROSPECTIVE BUSINESS OPPORTUNITIES THAT ARE NOT THE SUBJECT OF A CONTRACT ACTUALLY AWARDED, unless in each case any such Damages arise out of a third party claim against an Indemnified Party pursuant to Section 10.01(c).

(j) Any Indemnified Party shall act in good faith and use its reasonable efforts to mitigate the amount of any Damages for which it seeks indemnification, provided however, no Indemnified Party shall have any obligation to resort to litigation or an outside collection agency as part of such mitigation, nor shall an Indemnified Party have any obligation to compromise or waive any other right or accept any liability or other future obligation or burden in order to mitigate its Damages.

(k) Subject to the accuracy of Sellers’ representations and warranties in Section 4.15, as of the Closing Date, and subject to the other provisions of this Article X, Buyer will indemnify, defend and hold harmless the Seller Indemnitees from and against any and in respect of any Damages actually incurred by any Seller Indemnitee as a result of any failure of San Diego Precast to comply with the Worker Adjustment Notification Act, 29 U.S.C. §§210l, et seq. (“WARN Act”) in connection with its termination of the Business Employees at the Perris Facility or San Diego Facility at the Closing pursuant to Section 6.04 hereof.

10.02 Survival of Representations, Warranties and Covenants.

(a) Except as otherwise provided in this Section 10.02, all representations and warranties contained herein and the right to assert claims in respect of any breach thereof shall survive the Closing (and the delivery of any other Transaction Agreement) and any investigation heretofore or hereafter conducted by or on behalf of, or knowledge obtained or obtainable by such investigation by, the party entitled to benefit thereof, and shall expire eighteen (18) months after the Closing Date.

(b) Notwithstanding Section 10.02(a) above, the representations and warranties made in Sections 4.01, 4.02, 4.08(c), 4.10, 4.16 and 4.18, and any claims against Sellers for fraud or intentional misrepresentation, and the right to assert claims in respect of any breach thereof, shall survive the Closing for the longest period allowed by Applicable Law, and the representations and warranties made in Section 4.14, and the right to assert claims in respect of any breach thereof, shall expire on the sixth (6th) anniversary of the Closing Date.

(c) Notwithstanding anything to the contrary herein, the survival period in respect of any representation or warranty in this Agreement, or any related claim, shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was asserted in accordance with this Article X before expiration of such survival period, but not resolved prior to its expiration. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

(d) Notwithstanding anything herein to the contrary, the covenants, agreements or obligations contained herein shall survive the Closing (and the delivery of any other Transaction Agreement) in accordance with their respective terms and conditions.

(e) THE INDEMNITIES SET FORTH IN THIS ARTICLE X ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNITEE. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNIFICATION OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY. NOTWITHSTANDING THE FOREGOING, NO INDEMNIFYING PARTY SHALL BE OBLIGATED TO INDEMNIFY ANY OTHER PARTY FOR ANY LOSSES OR EXPENSES PURSUANT TO THIS ARTICLE X TO THE EXTENT THAT THE AMOUNT OF THE LOSSES OR EXPENSES INCURRED BY THE INDEMNIFIED PARTY WERE GREATER THAN THEY OTHERWISE WOULD HAVE BEEN AS A DIRECT RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

ARTICLE XI

MISCELLANEOUS

11.01 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, provided that (A) the sending facsimile generates a transmission report showing successful completion of such transaction, and (B) if such telecopy is sent after 5:00 p.m. local time at the location of the receiving facsimile, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

If to Sellers:	with a copy to:

U.S. Concrete, Inc. 331 N. Main Street Euless, Texas 76039 Facsimile: Attn: William J. Sandbrook	Gardere Wynne Sewell LLP 1000 Louisiana Street, Suite 3400 Houston, TX 77002 Facsimile: 713-276-6533 Attn: Eric A. Blumrosen

If to Buyer:	with a copy to:

Oldcastle Precast, Inc. 900 Ashwood Parkway Suite 700 Atlanta, Georgia 30338 Facsimile: (770) 392-5309 Attn: David Steevens	Kilpatrick Townsend & Stockton, LLP 1100 Peachtree Street, N.E. Suite 2800 Atlanta, Georgia 30309-4530 Facsimile: (404) 541-3156 Attn: Richard Cicchillo, Jr., Esq.

Any Person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth. Notice to or by Agent pursuant to this Section 11.01 shall be deemed to be notice to or by all Sellers.

11.02 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver signed by Agent shall be binding on all Sellers.

(b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.03 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section shall survive any termination of this Agreement.

11.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Buyer nor any Seller may assign or delegate this Agreement or any of its respective rights, interests or obligations hereunder without the prior written approval of the other party or parties, such consent not to be unreasonably withheld. Buyer may assign its rights under this Agreement to one or more Affiliates of Buyer, provided, however, Buyer shall remain liable to Sellers for the performance of its obligations under this Agreement. Any assignment or delegation in breach of this Section shall be null and void.

11.05 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures transmitted electronically by portable document format (pdf) file or facsimile shall be binding for all purposes hereof.

11.06 Entire Agreement. This Agreement (including the Disclosure Letter and the Schedules hereto and the other Transaction Agreements) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement; provided that the Confidentiality Agreement shall remain in full force and effect until the Closing.

11.07 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by an arbitral tribunal or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

11.08 Construction. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. All representations, warranties and covenants of the parties contained herein and the right to assert claims in respect of any breach thereof shall survive the Closing as set forth herein, and any investigation heretofore or hereafter conducted or knowledge obtained by or on behalf of the party entitled to benefit thereof, and shall remain in full force and effect thereafter. A disclosure in one Section of the Disclosure Letter relates only to the Sections of the Agreement that reference such Section of the Disclosure Letter or are referenced therein, and not to any other Section of the Disclosure Letter or Section of the Agreement, unless expressly stated, or unless it is reasonably apparent on the face of such disclosure that it is applicable to another Section of the Disclosure Letter or Section of the Agreement. Each party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there shall be no presumption that any ambiguities herein be construed against any particular party. The relationship of the parties hereunder shall be that of independent contractors, and not of fiduciaries, joint venturers, partners or agents. References to Sections, Sections of the Disclosure Letter or Schedules refer to Sections of this Agreement, Sections of the Disclosure Letter or Schedules to this Agreement, respectively, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference in this Agreement to gender shall include all genders including the neuter, and words imparting the singular number only shall include the plural and vice versa.

11.09 Third Party Beneficiaries. Except with respect to indemnification of the Buyer Indemnitees and Seller Indemnitees (collectively, the “Indemnitees”), no provision of this Agreement shall be deemed to create any third party beneficiary rights in any Person, including any employee or former employee of Sellers or any beneficiary or dependent thereof.

11.10 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas (without reference to its principles of choice or conflict of laws).

11.11 Arbitration. Except to the extent provided otherwise in Section 3.03 or Section 6.02(c) of this Agreement, all disputes arising directly or indirectly out of this Agreement, including the performance or non-performance of a party or the meaning or construction of any provisions (“Disputes”), shall be fully resolved in confidential arbitration proceedings as set forth in this Section 11.11. All Disputes shall be submitted to binding arbitration conducted and governed by the American Arbitration Association, Rules of Commercial Arbitration (“AAA Rules”); provided that (a) any arbitrator selected or otherwise assigned to decide the matter shall be an attorney licensed in the United States who has at least ten years of legal experience in transacting or litigating commercial claims, (b) any arbitration hearings shall take place in New York, New York, and the parties shall use good-faith efforts to schedule such hearings on successive days, (c) the arbitrator(s) shall be required to hear, and rule on, dispositive motions (such as a motion for summary judgment) addressing any issues of law or undisputed facts as provided by Fed. R. Civ. Proc. 56, (d) the parties are entitled to depose such witnesses whose anticipated testimony is found by the arbitrator(s) to be necessary to determine the matter, (e) the parties are required to complete discovery during a period of time that shall not exceed six (6)

months, (f) no postponements are allowed in the absence of the parties’ agreement or good cause shown, (g) the parties are permitted, without limitation, to submit closing briefs, which must be considered in the arbitration decision if submitted to the arbitrator(s) within a reasonable time to be determined by the arbitrator(s), and (h) the arbitration decision must follow Applicable Law and consist of a reasoned award demonstrating how such law was followed. Such arbitration shall be conducted at a time and place mutually agreed upon by the parties; but, in the event of such failure to agree on either the place or the time for arbitration, such decision shall be made by the American Arbitration Association. In all cases, one arbitrator shall be selected in accordance with the AAA Rules (the “Original Arbitrator”). The Original Arbitrator shall decide the matter, unless the amount in controversy (as determined by the Original Arbitrator) exceeds $10 million and either party elects to have a panel. In such event, there shall be a panel of three arbitrators, consisting of the Original Arbitrator and one arbitrator selected by each party. Any award or decision in arbitration shall be binding upon both parties and shall be enforced by any court of competent jurisdiction. Any Damages recoverable by one or more Indemnitees pursuant to Section 10.01 in such arbitration shall bear interest from the date of the arbitral award until paid at the annual rate of eighteen percent (18%), or the highest rate allowed by applicable law, if lower.

11.12 Agent. Agent is hereby appointed as agent and attorney-in-fact for each Seller, for and on their behalf, to act as their several and joint agent under this Agreement and each other Transaction Agreement or instrument to be executed in connection herewith, and to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, claims for indemnification or otherwise, to authorize settlement of claims by or against any Seller, including claims for indemnification under Section 10.01, and to take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing in accordance with the terms and provisions of this Agreement and each other Transaction Agreement or instrument to be executed in connection herewith. Sellers agree that the appointment of the Agent pursuant to this Section 11.12 is coupled with an interest and shall be irrevocable except as provided by applicable law. In the event of the death, incompetence or legal incapacity of the Agent, Sellers shall promptly appoint, by written notice to the Buyer, a successor Agent with all of the powers provided by this Section 11.12. Any decision, act, consent, waiver or instruction of the Agent relating to any Agreement or instrument to be executed in connection herewith, or any matter arising thereunder or related thereto shall constitute a decision of all of the Sellers, and shall be final, binding and conclusive upon each of them. The Buyer and the Buyer Indemnitees may rely upon any such written decision, consent, waiver or instruction of the Agent as being the decision, consent or instruction of each and every Seller. The Buyer and the Buyer Indemnitees are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, consent, waiver or instruction of the Agent.

11.13 Disclosure Letter. The Disclosure Letters attached hereto are hereby incorporated herein by reference and made a part hereof. Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in any Section of either of the

Disclosure Letters as an exception to a representation or warranty shall be deemed an admission by a party hereto that such item represents a material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

OLDCASTLE PRECAST, INC.

By:	/s/ David Steevens
	Name:	David Steevens
	Title:	President

SELLERS:

CENTRAL PRECAST CONCRETE, INC.

By:	/s/ Katherine I. Hargis
	Name:	Katherine I. Hargis
	Title:	Secretary

SAN DIEGO PRECAST CONCRETE, INC.

By:	/s/ Katherine I. Hargis
	Name:	Katherine I. Hargis
	Title:	Secretary

SIERRA PRECAST, INC.

By:	/s/ Katherine I. Hargis
	Name:	Katherine I. Hargis
	Title:	Secretary

U.S. CONCRETE, INC.

By:	/s/ Katherine I. Hargis
	Name:	Katherine I. Hargis
	Title:	VP and General Counsel

[Signature Page to Asset Purchase Agreement]

Exhibit A

BILL OF SALE

This Bill of Sale (this “Bill of Sale”), effective this              day of                         , 2012 is given by Central Precast Concrete, Inc., a California corporation, San Diego Precast Concrete, Inc., a Delaware corporation, Sierra Precast, Inc., a California corporation, and U.S. Concrete, Inc., a Delaware corporation (each a “Seller” and collectively, the “Sellers”), to Oldcastle Precast, Inc., a Washington corporation (“Buyer”).

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of                          , 2012, by and among Sellers and Buyer (the “Asset Purchase Agreement”), Sellers have agreed to sell, transfer, convey, assign and deliver, and Buyer has agreed to purchase and acquire, among other things, all of the Purchased Assets; and

WHEREAS, pursuant to Section 9.01(d) of the Asset Purchase Agreement, Sellers are required to execute and deliver this Bill of Sale to Buyer to evidence the Sellers’ sale of the Purchased Assets to Buyer.

NOW, THEREFORE, for the consideration set forth in the Asset Purchase Agreement, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

Sellers hereby sell, transfer, convey, assign and deliver to Buyer, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to all of the Purchased Assets, excepting only the Excluded Assets and the Contracts listed on Schedule 2.01(c) thereto (the “Contracts”), the Permits and all accounts, trade accounts, accounts receivable, prepaid expenses, deposits, notes receivable and all rights to bill customers for products shipped or services rendered before closing (collectively, the “Accounts Receivable”), which Contracts, Permits and Accounts Receivable are being conveyed pursuant to that certain Assignment & Assumption Agreement of even date herewith by and between Buyer and Sellers.

Sellers agree to execute and deliver unto Buyer any and all additional instruments which are reasonably deemed necessary by Buyer in order to transfer and perfect title and ownership in its name to any of the Purchased Assets.

Sellers do hereby irrevocably appoint Buyer and its successors and assigns as Sellers’ true and lawful attorney in fact, and hereby authorize Buyer to (a) execute on behalf of any of Sellers all instruments, documents, and the like to transfer the Purchased Assets to Buyer and (b) do all acts and things necessary or expedient in furtherance of such purpose. Such power of attorney being coupled with an interest, it shall be irrevocable.

Nothing contained herein shall in any way supersede the provisions of the Asset Purchase Agreement, including the representations, warranties, covenants and agreements of, or any of the rights, remedies or obligations of, any party set forth therein.

This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, this Bill of Sale has been duly executed by Sellers as of the day and year first above written.

BUYER:

OLDCASTLE PRECAST, INC.

By:
Name:
Title:

SELLERS:

CENTRAL PRECAST CONCRETE, INC.

By:
Name:
Title:

SAN DIEGO PRECAST CONCRETE, INC.

By:
Name:
Title:

SIERRA PRECAST, INC.

By:
Name:
Title:

U.S. CONCRETE, INC.

By:
Name:
Title:

[Signature Page to U.S. Concrete Bill of Sale]

Exhibit B

INDUSTRIAL LEASE

between

CENTRAL PRECAST CONCRETE, INC.

as Landlord

and

OLDCASTLE PRECAST, INC.

as Tenant

Dated:                             , 2012

PROPERTY

15540 and 15420 South McKinley Avenue

Lathrop, California

INDUSTRIAL LEASE

This INDUSTRIAL LEASE (this “Lease”) is made and entered into this              day of             , 2012 (the “Effective Date”), by and between CENTRAL PRECAST CONCRETE, INC., a California corporation (“Landlord”), and OLDCASTLE PRECAST, INC., a Washington corporation (“Tenant”).

WHEREAS, pursuant to the Asset Purchase Agreement of even date with this Lease between Landlord, certain affiliates of Landlord, and Tenant (the “Purchase Agreement”), Landlord agreed to convey to Tenant the Purchased Assets used by Landlord in the Business at the Lathrop Facility, and to enter into this Lease providing for the lease of the Property to Tenant. Capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement unless specifically defined herein; and

Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, certain real property located in Lathrop, California, for the term and on the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant hereby agree as follows:

Section 1

PREMISES AND TERM

1.01 Premises Description. For and in consideration of Tenant’s covenant to pay the rent and other sums provided for herein, and the performance of the other obligations of Tenant hereunder, Landlord leases to Tenant, and Tenant leases from Landlord, for the Term (hereinafter defined) the facility (the “Building”) located at 15540 and 15420 South McKinley Avenue in Lathrop, California (the “Premises”). together with any access rights appurtenant thereto. The Premises are located on the “Land” (herein so called) described on Exhibit A attached hereto and incorporated herein by this reference. The Premises and the Land are hereinafter collectively referred to as the “Property”.

1.02 Term. The term of this Lease (the “Term”) shall commence on             , 2012 (the “Commencement Date”) and shall end on             , 2013.

1.03 Use. The Premises may be used, subject to the Legal Requirements (hereinafter defined) only for the purpose of operating the Business and any activities ancillary thereto and for no other purpose.

Section 2

RENTAL

2.01 Rent.

(a) Basic Rent. Tenant shall pay as annual rent for the Premises the “Basic Annual Rent” (herein so called) as set forth below. The Basic Annual Rent shall be payable in monthly installments equal to the applicable “Basic Monthly Rent” (herein so called), as set forth below. Basic Annual Rent shall commence on the Commencement Date.

Lease Months	Basic Annual Rent	Basic Monthly Rent
1—12	$120,000	$10,000

INDUSTRIAL LEASE

2.02 Rent Payments. Rent and all amounts payable by Tenant to Landlord under the terms of this Lease shall be payable in lawful money of the United States of America. All payments for Rent shall be made by Tenant to Landlord shall be made monthly in advance, without notice or demand, deduction or offset, except as otherwise expressly provided herein, at the address of Landlord set forth below or at such other address as may be designated by Landlord from time to time.

2.03 Pro Rata Portions of a Month or Year. If the Commencement Date occurs on a date other than the first day of a month or a calendar year, the Rent for such month or year shall be prorated on the basis of the actual days in such month or year, as applicable.

2.04 Rent. Basic Annual Rent, Tax Charges as set forth in Section 3.03 below, and all other amounts payable by Tenant to Landlord under the terms of this Lease (whether or not expressly designated as rent) are collectively referred to herein as “Rent”.

2.05 Late Payments. If any installment of Rent is not paid within fifteen (15) days of the date on which such Rent becomes due, Tenant shall pay Landlord interest on such past due payment at the Default Rate (hereinafter defined) accruing from the due date of such payment until the same is paid in full. The “Default Rate” shall mean the sum of (i) the prime rate of interest from time to time as published in the Wall Street Journal, plus (ii) two percent (2%) per annum, provided that in no event shall such rate exceed the maximum rate of interest permitted by applicable law.

Section 3

UTILITIES & SERVICES; EXPENSES

3.01 Utilities. Tenant shall pay or cause to be paid when due all charges for all public or private utility services to or for the Premises during the Term, including, without limiting the generality of the foregoing, all charges for heat, light, electricity, water, gas, telephone service, cable service, garbage collection and sewage and drainage service (“Utility Costs”). Landlord shall not be liable or responsible to Tenant for any interruption or failure of utility services to the Premises. Notwithstanding the foregoing, Landlord shall provide electrical service to the Premise for the purpose of Tenant operating the lights.

3.02 Compliance With Laws. Tenant shall at all times during the Term, at Tenant’s sole cost and expense, perform and comply with all laws, rules, orders, codes, ordinances, regulations and requirements now or hereafter enacted or promulgated which are applicable to the Premises (including, except as provided below, any such laws, rules, orders, codes, ordinances, regulations or requirements which require modifications or alterations of the Premises) or to the business of Tenant conducted at the Premises. Such laws, rules, orders, codes, ordinances, regulations and requirements are collectively called the “Legal Requirements”. Notwithstanding the foregoing, Tenant shall not be required to make any alterations, additions or improvements to the structural components of the Building or any other improvements located on the Premises, or to the Building’s systems or other portions of the Premises in order to comply with any Legal Requirements unless required as a result of (a) Tenant’s specific use of the Premises (as opposed to office and warehouse use generally), or (b) alterations, additions or improvements that Tenant desires to make to the Premises. Further notwithstanding the foregoing, Tenant shall have no obligation to repair, remediate, reclaim, alter or rectify any condition in existence at the Property as of the Effective Date or any condition that would constitute a breach of any representation or warranty under the Purchase Agreement.

3.03 Tax Expenses. Tenant shall pay to Landlord monthly in advance, on the first day of each month, one-twelth (1/12) of Landlord’s reasonable estimate of the monthly installment of the Tax Charge (as hereinafter defined). Upon the written request by Tenant, Landlord shall furnish a letter setting forth the computation of the Tax Charge. Upon receipt of all tax bills and assessments bills attributable to any calendar year during the Term, Landlord shall furnish Tenant with a written statement of the actual amount of the Tax Charge for such year. If the total amount paid by Tenant under this Section for any calendar year shall be less than the actual amount due from Tenant for such calendar year, as shown on such

INDUSTRIAL LEASE

statement, Tenant shall pay to Landlord within thirty (30) days after Landlord’s demand for payment thereof the difference between the amount paid by Tenant and the actual amount due from Tenant for such calendar year, and if the total amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be refunded by Landlord to Tenant within thirty (30) days after Tenant’s demand for payment thereof. This Section shall also apply to the calendar years in which the Lease commences and terminates, but Tenant’s liability for the Tax Charge for such years shall be subject to a pro rata adjustment based on the number of days of such calendar year during which this Lease is in effect. A copy of a tax bill or assessment bill submitted by the taxing authority shall at all times be sufficient evidence of the amount of taxes or assessments assessed or levied against the Property. Upon request by Tenant, Landlord shall cooperate with Tenant to protest or appeal with the applicable taxing authority any Tax Charge that Tenant reasonably believes is overstated. The term “Tax Charge” shall include all real property and personal property taxes assessed by the appropriate taxing authority that has the right to assess taxes on the Premises or the Property.

Section 4

REPAIRS AND ALTERATIONS TO PREMISES

4.01 Repair and Maintenance Obligations. Landlord, at its expense, shall maintain in good condition and make all necessary repairs to the roof (excluding any roof penetrations made by Tenant), the foundation and the structural members of the exterior walls of the Building and the Premises and any other structural portions of the Building and the Premises so as to keep the same in good condition and repair. The terms “roof” and “walls” shall not include skylights, windows, glass or plate glass, doors, special store fronts or office entries. If Landlord, in its reasonable discretion, determines any repairs which Landlord would otherwise be required to make pursuant to this Section 4.01 are necessitated by the negligent acts or omissions of Tenant, its agents, employees, or invitees, and such repairs would not be covered by the insurance required to be maintained by Landlord under this Lease, the cost of such repairs shall be paid solely by Tenant to Landlord upon demand. Except as otherwise specifically provided for herein, Tenant, at its sole expense, shall maintain the interior, non-structural Premises in good condition and repair, other than reasonable wear and tear, damage by fire or other casualty or condemnation, maintenance, repairs and replacements which Landlord is required to make hereunder, and damage caused by Landlord, its employees, agents, representatives and contractors or due to Landlord’s failure to perform its obligations hereunder excepted, and in compliance with all the Legal Requirements (subject to Section 3.02 above) . Except for the repairs specified to be performed by Landlord in this Section 4.01, Tenant shall make all repairs to the Premises and all replacements to components of the Premises which must be replaced during the Term (including, without limitation, the truck doors, docks, mechanical systems, sprinkler systems and the HVAC system exclusively serving the Premises). EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR HEREIN, TENANT ACKNOWLEDGES THAT LANDLORD IS NOT OBLIGATED TO MAKE ANY REPAIRS OR PROVIDE ANY SERVICES WHATSOEVER TO THE PREMISES OR TO REPLACE ANY COMPONENT OF THE PREMISES. TENANT SPECIFICALLY ACKNOWLEDGES THAT LANDLORD IS NOT OBLIGATED TO PROVIDE SECURITY FOR THE PREMISES.

4.02 Alterations to Premises. Any additions, improvements, alterations, and replacements to the Premises, other than those required under Section 4.01, shall require the prior written consent of Landlord (in Landlord’s reasonable discretion).

4.03 Surrender Upon Termination. Upon the expiration of the Term or earlier termination of this Lease, Tenant shall deliver and surrender the Premises to Landlord in good repair and broom-clean condition (including, without limitation, Tenant shall remove at its sole cost and expense all of Tenant’s personal property from the Premises), ordinary wear and tear and damage due to a casualty or condemnation, maintenance, repairs and replacements which Landlord is required to make hereunder, and damage caused by Landlord, its employees, agents, representatives and contractors or due to Landlord’s failure to perform its obligations hereunder, excepted. All of the personal property of Tenant not removed within ten (10) business days after the termination of the Lease is conclusively presumed to be abandoned by Tenant and Landlord may dispose of any such personal property at the sole cost and expense of Tenant.

INDUSTRIAL LEASE

Section 5

DAMAGE, DESTRUCTION OR CONDEMNATION

5.01 Loss Covered By Insurance. If, at any time prior to the expiration of the Term or prior termination of this Lease, the Premises or the Building are wholly or partially damaged or destroyed by a risk, the loss to Landlord which is fully covered by insurance maintained by Landlord or for Landlord’s benefit, which risk renders the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant’s business, then:

(a) If all repairs to such Premises or Building can, in Landlord’s judgment, be completed within sixty (60) days following the date of notice to Landlord of such damage or destruction without the payment of overtime or other premiums, and if such damage or destruction is not the result of the intentional or willful misconduct of Tenant or Tenant’s employees, Landlord shall, at Landlord’s expense, repair the same and this Lease shall remain in full force and effect and a proportionate reduction of Rent shall be allowed Tenant for such portion of the Premises as shall be rendered inaccessible or unusable to Tenant during the period of time that such portion is unusable or inaccessible. There shall be no proportionate reduction of the Basic Monthly Rent by reason of any portion of the Premises being unusable or inaccessible for a period equal to five (5) business days or less; and

(b) If such damage or destruction is not the result of the intentional, willful misconduct of Tenant or Tenant’s employees, and if all such repairs cannot, in Landlord’s judgment, be completed within sixty (60) days following the date of notice to Landlord of such damage or destruction without the payment of overtime or other premiums, Landlord may, at Landlord’s sole and absolute option, upon written notice to Tenant given within thirty (30) days after notice to Landlord of the occurrence of such damage or destruction, elect to repair such damage or destruction at Landlord’s expense, and in such event, this Lease shall continue in full force and effect but the Basic Monthly Rent shall be proportionately reduced as hereinabove provided in Section 5.01(a). If Landlord does not elect to make such repairs, then either party may, by written notice to the other, terminate this Lease as of the date of the occurrence of such damage or destruction.

5.02 Loss Not Covered By Insurance. If, at any time prior to the expiration of the Term or prior termination of this Lease, the Premises or the Building are totally or partially damaged or destroyed from a risk, the loss to Landlord from which is not fully covered by insurance maintained by Landlord or for Landlord’s benefit, which damage renders the Premises inaccessible or unusable to Tenant in the ordinary course of its business, and if such damage or destruction is not the result of the negligence or willful misconduct or omission of Tenant or Tenant’s employees, Landlord may, at its option, upon written notice to Tenant within thirty (30) days after notice to Landlord of the occurrence of such damage or destruction, elect to repair or restore such damage or destruction, or Landlord may elect to terminate this Lease. If Landlord elects to repair or restore such damage or destruction, this Lease shall continue in full force and effect but the Basic Monthly Rent shall be proportionately reduced as provided in Section 5.01(a).

5.03 Loss Caused by Tenant or Tenant’s Employees. If the Premises or the Building are wholly or partially damaged or destroyed as a result of the intentional or willful misconduct of Tenant or Tenant’s employees, Tenant shall forthwith diligently undertake to repair or restore all such damage or destruction, at Tenant’s sole cost and expense, and this Lease shall continue in full force and effect without any abatement or reduction in Rent or other payments owed by Tenant; provided, however, that Tenant shall be relieved of its obligation pursuant to this Section 5.03 to the extent that insurance proceeds are collected by Landlord.

INDUSTRIAL LEASE

5.04 Destruction During Final Six Months. Notwithstanding anything to the contrary contained in herein, if the Premises or the Building are wholly or partially damaged or destroyed within the final six (6) months of the Term of this Lease, Landlord may, at its option, by giving Tenant notice within thirty (30) days after notice to Landlord of the occurrence of such damage or destruction, elect to terminate the Lease, and Tenant shall have no further obligation to make payments for rent or other amounts hereunder; provided that the Tenant’s indemnity obligations under this Lease shall survive and not be deemed terminated.

5.05 Destruction of Tenant’s Personal Property or Tenant Improvements. In the event of any damage to or destruction of the Premises or the Building, under no circumstances shall Landlord be required to repair any injury, or damage to, or make any repairs to or replacements of, Tenant’s personal property or Tenant’s improvements or any other improvements installed in the Building or on the Premises by Tenant and Tenant shall repair and restore all such personal property and Tenant’s improvements at Tenant’s sole cost and expense. Landlord shall have no responsibility for any contents placed or kept in or on the Premises or the Building by Tenant or Tenant’s employees.

5.06 Exclusive Remedy. This Section 5 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises or the Building, and Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases Tenant’s rights under California Civil Code Sections 1932(2) and 1933(4). No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant’s business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises or the Building.

5.07 Substantial Taking. If all or a substantial part of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which it is then being used, this Lease shall automatically terminate and the Rent shall be abated during the unexpired portion of this Lease effective on the date of final judgment in such condemnation or at the time physical possession is taken by the condemning authority, whichever is earlier. Tenant shall have no claim to the condemnation award or proceeds in lieu thereof, except as expressly provided herein. Any award for the taking or damaging of all or any part of the Premises under the power of eminent domain, or any payment made under the threat of the exercise of such power, shall be the property of Landlord, including without limitation, any compensation for improvements pertaining to the realty and any leasehold bonus value awarded.

5.08 Partial Taking. If a portion of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, this Lease shall not terminate and Landlord shall, to the extent of available condemnation proceeds, restore and reconstruct the Building and other improvements on the Premises to the extent necessary to make it reasonably tenantable for the purpose for which it is being used. The Rent payable under this Lease during the unexpired portion of the Term shall be adjusted in proportion to such taking and to such an extent as may be fair and reasonable under the circumstances. Any award for the taking or damaging of all or any part of the Premises under the power of eminent domain, or any payment made under the threat of the exercise of such power, shall be the property of Landlord, including without limitation, any compensation for improvements pertaining to the realty and any leasehold bonus value awarded.

INDUSTRIAL LEASE

Section 6

INSURANCE

6.01 Insurance Maintained by Landlord. Landlord shall maintain insurance covering the Buildings in an amount not less than the full replacement cost thereof. In addition, Landlord shall maintain a policy of commercial general liability insurance for property damage and personal injury or deaths of persons occurring in or about the Premises affording protection, on an occurrence basis, with a combined single limit of not less than $2,000,000, with excess/umbrella liability of not less than $5,000,000.

6.02 Insurance Maintained by Tenant. Tenant shall maintain, provide or cause to be provided, at its own cost and expense the following insurance:

(a) Insurance against loss or damage to Tenant’s improvements in the Premises and Tenant’s personal property, including trade fixtures, supplies and movable furniture and equipment located in the Premises, written at replacement cost value and with a replacement cost endorsement;

(b) Commercial general liability insurance against claims of personal injury or death and property damage caused by an occurrence upon, in or about the Premises, affording protection, on an occurrence basis, with a combined single limit of not less than $2,000,000 and naming Landlord and any Lender as “additional insureds”;

(c) Business Automobile Liability insurance with limits of at least $1,000,000 for each accident for bodily injury and property damage and extending to all owned, hired, and non-owned vehicles;

(d) Workers Compensation insurance and Employers Liability coverage at limits of at least $1,000,000 per accident and $1,000,000 per employee by disease (which employer’s liability insurance limit can be met with a combination of employer’s liability and umbrella coverage).

Any other insurance coverage reasonably required by Landlord and customarily required for premises comparable to the Premises.

All insurance policies required to be maintained by Tenant hereunder shall be with responsible insurance companies with an A.M. Best’s rating of A-/VIII or better, authorized to do business and admitted in the State of California.

6.03 Certificates. Tenant shall deliver to Landlord certificates evidencing such coverage within ten (10) days of the date of this Lease. Each such certificate shall provide that the insurance company will give Landlord at least thirty (30) days written notice prior to the termination or cancellation of, or changes to, the policy.

6.04 Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each waive any and all rights to recover against the other, or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors of such other party, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried pursuant to this Lease (regardless of whether the waiving party actually carried such insurance), or any other insurance actually carried by such party, EVEN IF SUCH LOSS OR DAMAGE SHALL HAVE BEEN CAUSED BY THE FAULT OR NEGLIGENCE OF THE OTHER PARTY OR ANYONE FOR WHOM SUCH PARTY MAY BE RESPONSIBLE. If waivers of subrogation are not automatically provided by the terms of the applicable property insurance policies, Landlord and Tenant, from time to time, will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Buildings or the Premises or the contents of same.

INDUSTRIAL LEASE

Section 7

INSPECTION BY LANDLORD

7.01 Inspection of Premises. Landlord and Landlord’s agents and representatives shall be entitled, from time to time, upon 48 hours prior notice to Tenant (except in the event of an emergency, in which event no prior notice is required), to enter upon and into the Premises during normal business hours for the purpose of inspecting the same and for purposes consistent with this Lease (and permitting prospective lenders and purchasers to inspect the Premises), and for the purpose of showing the Premises to prospective tenants.

Section 8

INDEMNIFICATION

8.01 Tenant Indemnity. SUBJECT TO SECTION 6.04, WITHOUT LIMITATION OF THE OTHER INDEMNITY PROVISIONS SET FORTH IN THIS LEASE, TENANT HEREBY AGREES TO INDEMNIFY, DEFEND, HOLD HARMLESS AND REIMBURSE LANDLORD, AND ITS MEMBERS, PARTNERS AND AGENTS FROM AND AGAINST AND FOR ANY AND ALL ACTIONS, CAUSES OF ACTION, CLAIMS, DAMAGES, DEMANDS, FINES, LIABILITIES, LOSSES, OBLIGATIONS, PENALTIES, COSTS AND EXPENSES OF ANY KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) WHICH MAY BE IMPOSED UPON, ASSERTED AGAINST OR SUFFERED OR INCURRED BY LANDLORD BY REASON OF (A) ANY BREACH, VIOLATION OR NON-PERFORMANCE BY TENANT OF ANY COVENANT OR AGREEMENT IN THIS LEASE, (B) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TENANT OR ANY OF TENANT’S AGENTS, CONTRACTORS, SUBCONTRACTORS, REPRESENTATIVES, EMPLOYEES OR INVITEES, (C) ANY ACCIDENT, INJURY OR DAMAGE TO PERSON AND/OR PROPERTY WHICH OCCURS ON THE PREMISES DURING THE TERM, AND (D) ANY ACTUAL VIOLATION OF ANY LEGAL REQUIREMENT BY TENANT OR ANY OF TENANT’S AGENTS, CONTRACTORS OR EMPLOYEES, EXCEPT IN THE CASE OF ANY OF (A) THROUGH (D) TENANT SHALL HAVE NO LIABILITY OR DUTY TO INDEMNIFY OR DEFEND, HOLD HARMLESS OR REIMBURSE LANDLORD WITH RESPECT TO ANY ACTION, CLAIM, DAMAGE, DEMAND, FINE, LIABILITY, LOSS, OBLIGATION, PENALTY, COST OR EXPENSE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR BY OR IN CONNECTION WITH A CONDITION EXISTING ON THE PREMISES ON THE COMMENCEMENT DATE OR A CONDITION THAT WOULD CONSTITUTE A BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED IN THE PURCHASE AGREEMENT.

8.02 Landlord Indemnity. SUBJECT TO SECTION 6.04, WITHOUT LIMITATION OF THE OTHER INDEMNITY PROVISIONS SET FORTH IN THIS LEASE, LANDLORD HEREBY AGREES TO INDEMNIFY, DEFEND, HOLD HARMLESS AND REIMBURSE TENANT, AND ITS MEMBERS, PARTNERS AND AGENTS FROM AND AGAINST AND FOR ANY AND ALL ACTIONS, CAUSES OF ACTION, CLAIMS, DAMAGES, DEMANDS, FINES, LIABILITIES, LOSSES, OBLIGATIONS, PENALTIES, COSTS AND EXPENSES OF ANY KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) WHICH MAY BE IMPOSED UPON, ASSERTED AGAINST OR SUFFERED OR INCURRED BY TENANT BY REASON OF (A) ANY BREACH, VIOLATION OR NON-PERFORMANCE BY LANDLORD OF ANY COVENANT OR AGREEMENT IN THIS LEASE, (B) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS AGENTS, CONTRACTORS, OR EMPLOYEES, OR (C) ANY ACTUAL VIOLATION OF ANY LEGAL REQUIREMENT BY LANDLORD OR ANY OF LANDLORD’S AGENTS, CONTRACTORS OR EMPLOYEES.

INDUSTRIAL LEASE

8.03 Procedures. TENANT AND LANDLORD SHALL FOLLOW THE PROCEDURES SET FORTH IN SECTIONS 10.01(C), (D) AND (E) OF THE PURCHASE AGREEMENT WITH RESPECT TO INDEMNIFICATION CLAIMS ASSERTED HEREUNDER. THE LIMITATIONS SET FORTH IN SECTION 10.01(I) OF THE PURCHASE AGREEMENT SHALL APPLY WITH RESPECT TO CLAIMS FOR INDEMNITY HEREUNDER AS THOUGH SET FORTH HEREIN.

8.04 Limitation of Liability. No party shall have any liability to the other hereunder for any PUNITIVE DAMAGES, EXEMPLARY DAMAGES, DAMAGES BASED ON A MULTIPLE OF EARNINGS, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS BASED ON THE LOSS OF PROSPECTIVE BUSINESS OPPORTUNITIES THAT ARE NOT THE SUBJECT OF A CONTRACT ACTUALLY AWARDED, unless in any such case such liability arises out of a claim from a third party.

Section 9

ASSIGNMENT, SUBLETTING AND LENDERS

9.01 Consent Required. Tenant shall not have the right to assign this Lease in whole or in part or to sublease all or any part of the Premises without Landlord’s prior written consent, which will not be unreasonably withheld, conditioned or delayed, except that Tenant may assign this Lease or sublease all or any part of the Premises to an Affiliate without any such consent. Without limiting the foregoing, any (a) mortgage or pledge of Tenant’s interest under this Lease, or (b) transfer or set of transfers which change the direct or indirect control or management of Tenant, shall require the prior written consent of Landlord. Any attempted assignment, sublease or other transfer of this Lease or any part of the Premises without Landlord’s prior written consent when required hereunder is void and of no legal force or effect. No such assignment or sublease shall operate to release Tenant from liability under this Lease or to reduce any of its liabilities hereunder. Landlord shall have the right to collect Rent and Additional Rent directly from any assignee or subtenant of Tenant following an Event of Default without releasing or limiting the liability of Tenant or any guarantor hereunder, except to the extent of Tenant’s liability for the Rent and Additional Rent collected by Landlord directly from such assignee or subtenant. Landlord’s consent to any assignment, subletting, or other transfer is not a waiver of Landlord’s right to approve or disapprove any subsequent assignment, subletting, or other transfer.

9.02 Assignment by Landlord. In the event of the transfer and assignment by Landlord of its interest in this Lease to a person assuming Landlord’s obligations under this Lease, Landlord shall thereby be released from any further obligations hereunder arising from and after the effective date of the assignment, and Tenant agrees to look solely to such successor in interest of Landlord for performance of such obligations.

9.03 Subordination. Subject to Tenant’s receipt of a non-disturbance agreement, this Lease shall be subject and subordinate to any deed of trust, mortgage, or other security instrument, or any ground lease, master lease, or primary lease (collectively, a “Security Instrument”), that now or hereafter covers all or any part of Landlord’s interest in the Premises, and Tenant agrees, upon demand, without cost, to execute such instruments as may be required to further effectuate or confirm such subordination. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request. Tenant shall not be required to execute any such instruments or agreements that modify the terms of this Lease, limit Tenant’s rights under this Lease or impose additional obligations on Tenant.

INDUSTRIAL LEASE

Section 10

TENANT ESTOPPELS

10.01 Tenant Estoppel. Tenant agrees that it will from time to time upon request by Landlord (but no more than two times in any calendar year) execute and deliver to Landlord a written statement addressed to Landlord (or to a party designated by Landlord, including without limitation, any Lender), which statement shall identify Tenant and this Lease, shall certify that this Lease is unmodified and in full force and effect (or if there have been modifications, stating that this Lease is in full force and effect as so modified and identifying the modifications), shall confirm (if true, to Tenant’s actual knowledge) that Landlord is not in default as to any obligations of Landlord under this Lease (or if Landlord is in default, specifying any default), and shall contain such other factual information or confirmations as Landlord or any Lender may reasonably require.

Section 11

DEFAULT

11.01 Event of Default. The occurrence of any of the following shall constitute an Event of Default (herein so called):

(a) Tenant shall fail to pay when due any installment of Rent owing to Landlord or any other obligation under this Lease involving the payment of money to Landlord and such failure shall continue unremedied for a period of fifteen (15) business days after receipt of written notice from Landlord.

(b) Tenant shall fail to comply with any provision of this Lease, other than as described in subsection (a) above, and shall not cure such failure within thirty (30) days after receipt of written notice thereof from Landlord (except that this 30-day period shall be extended for a reasonable period of time if the failure is not reasonably capable of cure within said 30-day period and Tenant promptly commences efforts to cure such failure and continues diligently thereafter all efforts necessary to cure such failure, but in no event shall such cure period exceed ninety (90) days).

(c) Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

(d) Tenant shall file a petition under any section or chapter of the federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof (“Debtor Relief Laws”); or Tenant shall be the subject of proceedings filed against Tenant under Debtor Relief Laws, and such proceedings are not discharged within sixty (60) days after commencement.

(e) A receiver or trustee shall be appointed for the Premises or for all or substantially all of the assets of Tenant and such receiver or trustee is not discharged within sixty (60) days following the date of appointment.

(f) Tenant shall do or permit to be done anything which creates a lien upon the Premises or upon all or any part of the Property and such lien is not removed (or bonded around pursuant to the applicable requirements of California law) within ten (10) days after Tenant becomes aware of such lien.

11.02 Remedies. Upon the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies (in addition to any other remedies available to Landlord at law or in equity):

(a) Tenant shall be obligated to reimburse Landlord for the actual out of pocket damages suffered by Landlord as a result of the Event of Default, plus interest at the Default Rate, and Landlord may pursue a monetary recovery from Tenant.

(b) Without any further notice or demand whatsoever, Landlord may take any one or more of the actions permissible at law to insure performance by Tenant of Tenant’s covenants and

INDUSTRIAL LEASE

obligations under this Lease. It is further agreed in this regard that in the event of any Event of Default described in subsection (b) of Section 11.01 of this Lease, Landlord shall have the right to enter upon the Premises without being liable for prosecution or any claim for damages therefor (except for damages resulting from Landlord’s gross negligence or willful misconduct), and do whatever Tenant is obligated to do under the terms of this Lease and Tenant agrees to reimburse Landlord on demand for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease. Finally, it is agreed that in the event of any Event of Default described in subsection (f) of Section 11.01 of this Lease, Landlord may pay or bond around such lien and in such event Tenant agrees to reimburse Landlord on demand for all reasonable costs and expenses incurred in connection with any such action, with Tenant further agreeing that Landlord shall in no event be liable for any damages or claims resulting from such action (except for damages or claims resulting from Landlord’s gross negligence or willful misconduct).

(c) Landlord may terminate this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor (except for damages resulting from Landlord’s gross negligence or willful misconduct).

(d) Landlord may terminate Tenant’s right of possession of the Premises without terminating this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor (except for damages resulting from Landlord’s gross negligence or willful misconduct). In addition, Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of any termination of possession effected pursuant to this subsection (d), said loss and damage to be determined as follows:

        Until Landlord is able to relet the Premises under terms satisfactory to Landlord, in its reasonable discretion, Tenant shall pay to Landlord on or before the first day of each calendar month, the Rent, Additional Rent and other charges provided in this Lease. If and after the Premises have been relet by Landlord, Tenant shall pay to Landlord on the tenth (10th) day of each calendar month the difference between the Rent, Additional Rent and other charges provided in this Lease for such calendar month and the rent or other charges actually collected by Landlord for such month. If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord shall have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Landlord from subsequent tenants for any calendar month in excess of the monthly rents and other charges provided in this Lease shall be credited to Tenant in reduction of Tenant’s liability for any calendar month for which the amount collected by Landlord are less than the monthly rents and other charges provided in this Lease; but Tenant shall have no right to such excess other than the above-described credit.

If Landlord elects to exercise the remedy prescribed in subsection 11.02(d) above, this election shall in no way prejudice Landlord’s right at any time thereafter to cancel said election in favor of any other remedy provided herein. Forbearance by Landlord to enforce one or more of the remedies herein provided upon the occurrence of an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default. Tenant expressly waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have to redeem the Premises or to continue the Lease after being dispossessed or ejected from the Premises.

INDUSTRIAL LEASE

11.03 Expenses. In connection with a damage recovery under Section 11.02(d) above, Tenant shall compensate Landlord for all reasonable actual out of pocket expenses incurred by Landlord in taking possession of the Premises, and all reasonable actual out of pocket expenses incurred by Landlord for repairs, tenant improvements, and brokerage fees in reletting the Premises.

11.04 Injunctive Relief. Either party may restrain or enjoin any breach or threatened breach of any covenant, duty or obligation of the other herein contained. The remedies of Landlord and Tenant hereunder shall be deemed cumulative and not exclusive of each other.

11.05 Bankruptcy. In the event of any Event of Default described in Section 11.01(d) of this Lease, any assumption and assignment of this Lease must conform with the requirements of the Bankruptcy Code and any assignee must comply with all of the Legal Requirements as required under this Lease.

11.06 No Waivers. No failure by any party hereto to insist upon the strict performance of any provision of this Lease or to exercise any right, power or remedy consequent to any breach thereof, and no waiver of any such breach, or the acceptance of full or partial rent during the continuance thereof, shall constitute a waiver of any such breach or of any such provision. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect, or the rights of any party hereto with respect to any other then existing or subsequent breach.

11.07 No Offsets. Tenant shall not assert any breach of an obligation, warranty or duty of Landlord as, and no such breach shall constitute, a defense, offset, or excuse to any obligation of Tenant hereunder, but Tenant may, subject to the other provisions of this Lease, pursue independent remedies for any such breach by Landlord.

11.08 Default By Landlord. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion.

Section 12

MISCELLANEOUS

12.01 No Partnership. Nothing contained herein or in any instrument relating hereto shall be construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for debts or obligations of Tenant or any other party.

12.02 Time of the Essence. Time is hereby expressly declared to be of the essence of this Lease and of each and every term, covenant, agreement, condition and provision hereof.

12.03 Captions. The captions of this Lease are for convenience and reference only, and are not a part of this Lease, and in no way amplify, define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

12.04 Meaning of Terms. Words of any gender in this Lease shall be held to include any other gender and words in the singular number shall be held to include the plural when the sense requires.

12.05 Lease Construed as a Whole. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and neither strictly for nor against Landlord or Tenant.

INDUSTRIAL LEASE

12.06 Severability. If any provision of this Lease (other than those relating to payment of Rent and Additional Rent) or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

12.07 Survival. Each provision of this Lease which may require the payment of money by, to or on behalf of Landlord or Tenant or third parties after the expiration of the Term hereof or its earlier termination shall survive such expiration or earlier termination. In addition, all indemnity obligations of Landlord and Tenant under this Lease arising during the Term of this Lease shall survive the termination of this Lease.

12.08 Amendment. This Lease may be amended only in writing, signed by both Landlord and Tenant.

12.09 Commissions. Tenant and Landlord represent and warrant to each other that neither has dealt with any real estate broker in connection with this Lease.

12.10 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five (5) business days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, provided that (A) the sending facsimile generates a transmission report showing successful completion of such transaction, and (B) if such telecopy is sent after 5:00 p.m. local time at the location of the receiving facsimile, or is sent on a day other than a business day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding business day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the business day following its delivery to such service in time for next day delivery:

If to Landord:	with a copy to:

c/o U.S. Concrete, Inc. 331 N. Main Street Euless, Texas 76039 Facsimile: Attn: William J. Sandbrook	Gardere Wynne Sewell LLP 1000 Louisiana Street, Suite 3400 Houston, TX 77002 Facsimile: 713-276-6533 Attn: Eric A. Blumrosen

If to Tenant:	with a copy to:

Oldcastle Precast, Inc. 900 Ashwood Parkway Suite 700 Atlanta, Georgia 30338 Facsimile: (770) 392-5309 Attn: David Steevens	Kilpatrick Townsend & Stockton, LLP 1100 Peachtree Street, N.E. Suite 2800 Atlanta, Georgia 30309-4530 Facsimile: (404) 541-3156 Attn: Richard Cicchillo, Jr., Esq.

Any person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

12.11 Attorneys’ Fees. In any proceeding or controversy associated with or arising out of this Lease or a claimed or actual breach thereof, or in any proceeding to recover the possession of the Premises, or in any bankruptcy proceeding or appeal involving this Lease or the Premises, the prevailing party shall be entitled to recover from the other party as a part of prevailing party’s costs, reasonable attorneys’ fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

INDUSTRIAL LEASE

12.12 Governing Law. This Lease shall be construed according to and governed by the internal laws (without regard to conflict of laws principles) of the State of California.

12.13 Exhibits. The Exhibits hereto are hereby incorporated by reference herewith.

12.14 Effective Date of Lease. The Effective Date of this Lease shall be the latter of the dates upon which Landlord and Tenant actually executes this Lease.

12.15 Successors and Assigns. All of the covenants, agreements, terms and conditions contained in this Lease shall inure to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.

12.16 Entire Agreement; Effect. This Lease contains the final and complete expression of the parties relating in any manner to the leasing, use and occupancy of the Premises and other matters set forth in this Lease. No prior agreements or understanding pertaining to the same shall be valid or of any force or effect and the covenants and agreements of this Lease shall not be altered, modified or added to except in writing signed by Landlord and Tenant. Nothing contained herein shall in any way supersede, modify, replace, amend, change or waive the provisions of the Purchase Agreement, each of which shall remain in full force and effect in accordance with their respective terms.

12.17 No Waiver Implied. No waiver of any default hereunder shall be implied from any omission by either party to take any action on account of such default if such default persists or is repeated and no express waiver shall affect any default other than the default specified in the express waiver and only for the time and to the extent therein stated. The acceptance by Landlord of rent with knowledge of the breach of any of the covenants of this Lease by Tenant shall not be deemed a waiver of any such breach. One or more waivers of any breach of any covenant, term or condition of this Lease shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval, by Landlord or Tenant, as the case may be, to or of any act by the other party requiring consent or approval, shall not be deemed to waive or render unnecessary Landlord’s or Tenant’s consent or approval, as the case may be, to or of any subsequent similar acts by the other party.

12.18 Environmental Liability; Hazardous Substances. Tenant shall, at Tenant’s sole cost and expense, comply with all applicable federal, state and local laws, rules and regulations relating to the use or disposal of hazardous substances or materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. Sections 9601 et. seq. (collectively, the “Environmental Laws”), in, on or about the Premises. Tenant covenants and agrees that no Hazardous Materials, as defined below, shall be generated, processed, stored, transported, handled or disposed of on the Premises or released from the Premises by Tenant, its agents, employees, contractors, or invitees except in strict accordance with all Environmental Laws. If during the Term Landlord has a reasonable basis to believe that Tenant is in violation of this Section 12.18 or that Tenant is in violation of any of the Environmental Laws, Landlord may obtain an environmental assessment from an environmental engineer and deliver the same to Tenant, and if such environmental assessment reveals that Tenant is in violation of this Section 12.18 other than a violation caused by or relating to a condition existing on the Premises as of the Commencement Date,, then Tenant shall reimburse Landlord within five (5) days after demand by Landlord for the actual, reasonable cost of such environmental assessment.

(a) Hazardous Materials. For the purpose of this Lease, “Hazardous Materials” shall mean any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in the Environmental Laws and in the regulations adopted and publications promulgated pursuant thereto, and all asbestos, petroleum products and derivatives, polychlorinated biphenyls, flammable substances and materials defined as hazardous

INDUSTRIAL LEASE

materials under any Environmental Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal thereof, but shall exclude commonly used cleaning supplies used, stored and disposed of in strict compliance with all such laws, ordinances, codes, rules, orders, regulations and policies.

(b) Notification; Cleanup. Tenant shall immediately notify Landlord if Tenant becomes aware of (i) any Hazardous Materials release or other Hazardous Material problem or liability with respect to the Premises; (ii) any actual or alleged violation of any of the Environmental Laws with respect to the Premises, or (iii) any lien or actual or threatened action with respect to any of the foregoing. Tenant shall, at its sole cost and expense, take all actions as may be necessary or advisable for the cleanup of Hazardous Materials with respect to the Premises or the Property which may be necessitated as a result of Tenant’s violation of this Section 12.18 or which are otherwise required by any of the Environmental Laws including, without limitation, all removal, containment and remedial actions in accordance with the Environmental Laws and shall further pay or cause to be paid all cleanup, administrative and enforcement costs of governmental agencies necessitated by such violation if obligated to do so by any of the Environmental Laws.

(c) Indemnity. Tenant agrees to defend, indemnify and hold Landlord harmless from any and all claims, demands, costs, fees, penalties, charges and expenses incurred by or asserted or assessed against Landlord as a result of any violation by Tenant of this Section 12.18 during the Term. Landlord agrees to defend, indemnify and hold Tenant harmless from any and all claims, demands, costs, fees, penalties, charges and expenses incurred by or asserted or assessed against Tenant as a result of any Hazardous Materials brought onto the Property prior to the Effective Date or by Landlord in violation of Environmental Laws during the Term. In no event shall Tenant or Landlord be liable for any Hazardous Materials that migrate onto the Premises or the Property from adjacent property. Tenant and Landlord shall follow the procedures set forth in Sections 10.01(c), (d) and (e) of the Purchase Agreement with respect to indemnification claims asserted hereunder.

12.19 Limited Liability. The liability of Landlord to Tenant for any breach hereunder shall be limited to $8,000,000; provided that such amount shall be reduced by the amount of any payments made by any of the Sellers under the Purchase Agreement that is applied toward the Cap thereunder. Anything in Section 12.18 notwithstanding, Tenant shall have no liability or obligation with respect to any condition existing on the Premises as of the Commencement Date or any condition that would constitute a breach of a representation or warranty by Landlord under the Purchase Agreement.

12.20 Holding Over. At the expiration of the Term, Tenant shall surrender the Premises in substantially the same condition as existed upon delivery of possession thereof to Tenant, reasonable wear and tear, damage by fire or other casualty or condemnation, maintenance, repairs and replacements which Landlord is required to make hereunder, and damage caused by Landlord, its employees, agents, representatives and contractors or due to Landlord’s failure to perform its obligations hereunder, excepted, and otherwise in the condition required by the other terms of this Lease. If Tenant shall hold over in the Premises after expiration of the Term, Tenant’s hold over, whether or not with the consent or acquiescence of Landlord, shall be deemed to be that of a tenancy at sufferance and in no event from month to month or from year to year, and it shall be subject to all of the terms, covenants and conditions of this Lease applicable thereto, except Rent, and no extension or renewal of this Lease shall be deemed to have occurred by such holding over. The Rent for any such holdover period shall be 150% of the amount of Rent immediately prior to the expiration of the Term, in advance and without deduction or offset. Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Premises effective upon the termination or expiration of this Lease, and for all other losses, costs and expenses, including reasonable attorneys’ fees, incurred by reason of such holding over. Nothing contained in this Section 12.20 or this Lease shall be construed as a grant of Landlord’s permission for Tenant to remain in possession of the Premises after the expiration of this Lease without the execution of a new Lease.

INDUSTRIAL LEASE

12.21 AS IS Lease. SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE PURCHASE AGREEMENT, THE PREMISES ARE BEING LEASED “AS IS”, AND “WHERE IS” WITH ALL FAULTS AND DEFECTS AND WITH TENANT ACCEPTING ALL DEFECTS, IF ANY, IN AND TO THE PREMISES. EXCEPT AS EXPRESSLY PROVIDED IN THE PURCHASE AGREEMENT, LANDLORD MAKES AND HAS MADE NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES (INCLUDING, WITHOUT LIMITATION, LANDLORD MAKES NO WARRANTY AS TO THE HABITABILITY, FITNESS OR SUITABILITY OF THE PREMISES FOR A PARTICULAR USE OR PURPOSE). FURTHERMORE TENANT ACKNOWLEDGES THAT: (A) IT HAS BEEN GIVEN AN OPPORTUNITY TO INSPECT AND MEASURE THE PREMISES, (B) IT HAS BEEN ADVISED BY LANDLORD TO SATISFY ITSELF WITH RESPECT TO THE SIZE AND CONDITION OF THE PREMISES (INCLUDING BUT NOT LIMITED TO THE ELECTRICAL, HVAC AND FIRE SPRINKLER SYSTEMS AND SECURITY) AND THEIR SUITABILITY FOR TENANT’S INTENDED USE, (C) TENANT IS NOT RELYING ON ANY REPRESENTATION AS TO THE SIZE OF THE PREMISES MADE BY LANDLORD, AND (D) THE SQUARE FOOTAGE WAS NOT MATERIAL TO TENANT’S DECISIONS TO LEASE THE PREMISES AND PAY THE RENT STATED HEREIN, AND (E) NEITHER LANDLORD, NOR LANDLORD’S AGENTS HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS, PROMISES OR WARRANTIES WITH RESPECT TO THE FOREGOING MATTERS OTHER THAN THOSE SET FORTH IN THE LEASE OR THE PURCHASE AGREEMENT.

12.22 Counterparts. This Lease may be signed in multiple counterparts, including by facsimile signature and/or scanned and delivered by e-mail, each of which counterparts shall be deemed an original instrument.

12.23 No Recordation. Landlord and Tenant hereby acknowledge that neither this Lease nor any memorandum or affidavit thereof shall be recorded of public record.

12.24 Quiet Enjoyment. If Tenant pays the Rent when due and performs all other obligations of Tenant under this Lease, then Tenant may peaceably and quietly enjoy the Premises during the Term without any disturbance from Landlord or from any other person claiming by, through, or under Landlord, but not otherwise, subject to the terms of this Lease, any Security Instrument, and any and all easements, encumbrances, and other agreements affecting the Property which are now or hereafter entered into by Landlord in Landlord’s sole and absolute discretion; provided, that Landlord shall not enter into any easements, encumbrances or other agreements that materially and adversely restrict or limit Tenant’s rights hereunder, that impose material additional obligations on Tenant, or that would unreasonably interfere with the operation of Tenant’s business at the Premises.

[Signatures on following page]

INDUSTRIAL LEASE

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease effective as of the Effective Date.

LANDLORD: CENTRAL PRECAST CONCRETE, INC., a California corporation

By:
Name:
Title:

TENANT: OLDCASTLE PRECAST, INC., a Washington corporation

By:
Name:
Title:

INDUSTRIAL LEASE

EXHIBIT A

SITE PLAN

[Attached]

INDUSTRIAL LEASE

EXHIBIT B

LEGAL DESCRIPTION

INDUSTRIAL LEASE

Exhibit C

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into effective as of the ____ day of ________________, 2012, by and between SAN DIEGO PRECAST CONCRETE, INC. (“Sublessor”) and OLDCASTLE PRECAST, INC. (“Sublessee”).

W I T N E S S E T H:

WHEREAS, FR/CAL Goetz, LLC (“Lessor”) and Sublessor entered into that certain Land Lease effective as of August 14, 2008, a true and correct copy of which is attached hereto as Exhibit A (as amended, the “Lease”);

WHEREAS, U.S. Concrete, Inc. (“Seller”), parent of Sublessor, Sublessor, certain affiliates of Sublessor and Sublessee entered into that certain Asset Purchase Agreement (the “Contract”) dated as of ______________, 2012, whereby Sublessor agreed to sublease to Sublessee the entire property described in the Lease (the “Subleased Premises”);

WHEREAS, Sublessee desires to sublease that portion of the Premises defined above as the Subleased Premises from Sublessor upon the terms and conditions hereinafter set forth;

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings given to them in the Lease; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Sublessor and Sublessee hereby agree as follows:

1. Lease Governs. This Sublease is subject to all the provisions, terms, covenants, and conditions of the Lease as follows:

(a) Sublessee Duties and Obligations. Unless expressly stated otherwise in this Sublease, Sublessee assumes and agrees to perform and observe all provisions, obligations, terms, covenants, and conditions of Sublessor, as the Tenant under the Lease, as the same relate to the Subleased Premises and to Sublessee’s use and occupancy of the same during the Sublease Term; provided, however that Sublessor shall have no liability for any breach of the Lease existing as of the date hereof or any condition existing as of the date hereof that would constitute a breach of a representation, warranty, covenant or agreement of the Lease.

(b) Rent. In addition to Sublessee’s obligation set forth in Section 1(a) above, Sublessee shall pay Sublessor Rent in the amounts and at the times as set forth in Section 2.2 of the Lease, Sublessee acknowledges and agrees to pay directly to Sublessor (in lieu of any payment by Sublessee to Lessor) upon demand, any and all other sums required to be paid by the Tenant under the Lease (including, but not limited to utilities (without limiting any proration called for in the Contract), as set forth in Section 13 of the Lease). Sublessor shall timely pay all such amounts to Lessor. All unpaid rent under this Sublease shall be due upon termination of this Sublease.

(c) Sublessor Retained Rights. Sublessee shall have no right to exercise any of the rights and options available to Sublessor, as Tenant under the Lease, as all such rights and options are retained by Sublessor and may be exercised or waived in Sublessor’s sole and absolute discretion. Sublessor shall enforce any such retained rights at Sublessee’s request to the extent enforcement thereof is reasonably necessary for Sublessee’s quiet enjoyment of the Subleased Premises.

(d) Sublessor Obligations. Sublessor shall not take any action or fail to take any action (unless required to be performed by Sublessee hereunder) which would be considered a default under the Lease. Sublessor shall not terminate the lease or amend or modify the lease in any manner that would increase the burdens on or otherwise be adverse to Sublessee, without the prior written consent of Sublessee.

(e) Lessor’s performance under Lease. Sublessee recognizes that Sublessor is not in a position to render any of the services or to perform any of the obligations required by Lessor by the terms of the Lease. Therefore, notwithstanding anything to the contrary contained in this Sublease, Sublessee agrees that performance by Sublessor of its obligations hereunder, including without limitation, the Lessor’s obligations under the Lease are conditional upon due performance by the Lessor of its obligations under the Lease, and Sublessor shall not be liable to Sublessee for any default of the Lessor under the Lease, unless such default is the result of Sublessor’s default as Tenant under the Lease (and not as a result of a default of Sublessee hereunder). Sublessee shall not have any claim against Sublessor by reason of the Lessor’s failure or refusal to comply with any of the provisions of the Lease, unless such failure or refusal is a result of Sublessor’s breach of the Lease (and not as a result of a default of Sublessee hereunder), and Sublessee shall pay Rent and all other charges provided for herein without any abatement, deduction or set-off whatsoever. Sublessee covenants and warrants that it fully understands and agrees to be subject to and bound by all of the covenants, agreements, terms, provisions and conditions of the Lease.

2. Subleased Premises. Subject to Lessor’s prior written approval of this Sublease in accordance with Section 7 of the Lease, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Subleased Premises.

3. Term. Subject to and upon the terms and conditions hereinafter set forth, this Sublease shall be in force for a term (“Initial Sublease Term”) commencing on the date of this Sublease and expiring on December 31, 2014 (“Initial Sublease Termination Date”). Subject to Sublessor’s approval in writing prior to any renewal, the term of this Sublease shall automatically renew for successive one-year terms, provided that Sublessee shall not be in default in any of its obligations under this Sublease or the Lease at the time of exercise of such option or at the time the renewal term would begin and provided further that Sublessee does not provide written notice to Sublessor 60 days prior to the expiration of the prior term stating its intent not to renew the term. The final renewal term shall terminate on the termination date set forth in the Lease (“Lease Termination Date”). The Initial Sublease Term along with any and all renewal terms are collectively referred to herein as the “Sublease Term”. If Sublessor obtains an offer from Lessor to terminate the Lease on a date that is earlier than the Lease Termination Date, then Sublessor shall promptly notify the Sublessee in writing of such offer, such notice to include the material terms of the offer. During the 30 days after receipt of such notice from Sublessor, Sublessee shall have the right to renew this Sublease until the Lease Termination Date by notifying Sublessee in writing of its agreement to do so, provided that Sublessee shall have no such right if it is in material default of any of its obligations under this Sublease or the Lease at the time of such notification to Sublessor.

4. Use Of Subleased Premises. Sublessee may use the Subleased Premises only for the purposes set forth in Section 3.1 of the Lease. Sublessee may not assign this Sublease or further sublet any part of the Subleased Premises without Lessor’s prior written consent.

5. Reduction and Relocation. If Sublessee is required to relocate its operations, plant, equipment and/or other improvements based on Lessor’s exercise of the Reduction and Relocation option set forth in Section 4 of the First Amendment to Land Lease, as modified by Section 2 of the Second Amendment to Land Lease, Sublessor shall pay or reimburse Sublessee for any reasonable and documented costs actually incurred by Sublessee in connection with any such relocation during the Initial Sublease Term and such costs shall be limited to those for moving, utility fees, restoration, and loss of profits associated with any contract actually awarded as of the date hereof. Any claim for payment or reimbursement hereunder SHALL NOT INCLUDE PUNITIVE DAMAGES, EXEMPLARY DAMAGES, DAMAGES BASED ON A MULTIPLE OF EARNINGS, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS BASED ON THE LOSS OF PROSPECTIVE BUSINESS OPPORTUNITIES THAT ARE NOT THE SUBJECT OF A CONTRACT ACTUALLY AWARDED AS OF THE DATE HEREOF. Any such relocation shall be organized so as to minimize any interference with Sublessee’s operations.

6. Condition of Subleased Premises. Subject to the representations and warranties in the Contract, Sublessee accepts the Subleased Premises in its present condition and state of repair at the commencement of the Sublease. Upon termination, Sublessee shall surrender the Subleased Premises to Sublessor in a condition no worse than its condition on the date hereof, except normal wear and tear and any casualty loss.

7. Alterations. Sublessee may not alter the Subleased Premises or install improvements or fixtures without the prior written consent of the Sublessor.

8. Insurance. During the term of this Sublease, Sublessee shall continue to maintain insurance on the Subleased Premises in accordance with the requirements of Section 9 of the Lease. Further, Sublessee shall maintain general liability insurance for occurrences on the Subleased Premises and Lessor or Sublessor shall be listed as an additional insured thereunder. Upon written request of Sublessor, Sublessee shall provide Sublessor evidence that the above insurance requirements have been satisfied.

9. Inspections. Sublessor may enter at reasonable times to inspect the Subleased Premises upon reasonable notification of Sublessee or Sublessee’s designated representative.

10. Laws. Sublessee shall comply with all applicable laws, restrictions, ordinances, rules and regulations with respect to the Subleased Premises.

11. Repairs and Maintenance. During the Term, Sublessee shall bear all expense of repairing and maintaining the Subleased Premises as set forth in Section 12 of the Lease, provided, however, that Sublessee shall have no obligation to pay for, repair or maintain the Subleased Premises with respect to any conditions that existed as of the date hereof or any condition that would constitute a breach of a representation or warranty under the Contract. Sublessee shall promptly repair at Sublessee’s expense any damage to the Subleased Premises caused during the term directly or indirectly by any act or omission of the Sublessee or any person other than the Sublessor, Sublessor’s agents or invitees.

12. Indemnity. Subject to the accuracy of Sublessor’s representations and warranties contained in the Contract, Sublessee indemnifies Sublessor from the claims of all third parties for injury or damage to the person or property of such third party arising from the use or occupancy of the Subleased Premises by Sublessee. This indemnification includes reasonable attorney’s fees, costs and expenses incurred by Sublessor in the defense of any suit derived from any claim indemnified hereunder and shall survive the expiration or termination of this Sublease. Sublessor and Sublessee shall follow the procedures set forth in Sections 10.01(c), (d) and (e) of the Contract with respect to indemnification claims asserted hereunder.

13. Default; Remedies. A default by Sublessee with respect to the terms of the Lease shall be a default hereunder. Sublessee shall be entitled to the notice and cure periods set forth in the Lease. Sublessor shall thereafter be entitled to the remedies set forth in the Lease. Sublessor shall give Sublessee prompt notice of any notice alleging default of the Lease by Sublessor.

14. Holding Over. Sublessee shall surrender possession of the Subleased Premises upon termination of this Sublease. Any possession by Sublessee after termination creates a tenancy at sufferance and will not operate to renew or extend this Sublease. Sublessee shall pay $300 per day during the period of any possession after termination as damages, in addition to any other remedies to which Sublessor is entitled to and the amounts required to be paid by Sublessee under Section 1(b) hereof.

15. Attorney’s Fees. The prevailing party in any legal proceeding brought under or with respect to this Sublease is entitled to recover from the non-prevailing party all costs of such proceeding and reasonable attorney’s fees.

16. Effect. Nothing contained herein shall in any way supersede, modify, replace, amend, change or waive the provisions of the Contract, each of which shall remain in full force and effect in accordance with their respective terms.

17. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five (5) business days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, provided that (A) the sending facsimile generates a transmission report showing successful completion of such transaction, and (B) if such telecopy is sent after 5:00 p.m. local time at the location of the receiving facsimile, or is sent on a day other than a business day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding business day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the business day following its delivery to such service in time for next day delivery:

If to Sublessor:	with a copy to:

U.S. Concrete, Inc. 331 N. Main Street Euless, Texas 76039 Facsimile: Attn: William J. Sandbrook	Gardere Wynne Sewell LLP 1000 Louisiana Street, Suite 3400 Houston, TX 77002 Facsimile: 713-276-6533 Attn: Eric A. Blumrosen

If to Sublessee:	with a copy to:

Oldcastle Precast, Inc. 900 Ashwood Parkway Suite 700 Atlanta, Georgia 30338 Facsimile: (770) 392-5309 Attn: David Steevens	Kilpatrick Townsend & Stockton, LLP 1100 Peachtree Street, N.E. Suite 2800 Atlanta, Georgia 30309-4530 Facsimile: (404) 541-3156 Attn: Richard Cicchillo, Jr., Esq.

Any person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

18. Lessor Approval. By its execution hereof, Lessor hereby approves this Sublease and acknowledged that (i) the copy of the Lease attached hereto as Exhibit A is a true, correct and complete copy of the Lease as currently in effect, (ii) Sublessor is currently in material compliance with the terms and conditions of the Lease, and (iii) no event or circumstance exists that (with the giving of notice or passage of time) would constitute a breach of or default under the Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS.]

EXECUTED on the day and date first written above.

SUBLESSOR:

SAN DIEGO PRECAST CONCRETE, INC., a Delaware corporation

By:
Name:
Title:

SUBLESSEE:

OLDCASTLE PRECAST, INC., a Washington corporation

By:
Name:
Title:

Acknowledged and Agreed:
LESSOR:
FR/Cal Goetz, LLC, a Delaware limited liability company

By:	FirstCal Industrial, LLC, a Delaware limited liability company, its sole member

By:	California State Teachers’ Retirement System, a public entity, its manager

By:	Principal Real Estate Investors, LLC, a Delaware limited liability company, its authorized agent

By:
Name:
Title:

EXHIBIT A

LEASE

Exhibit D

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made and entered into this __________ day of __________, 2012 (the “Effective Date”, by and between ___________________________, a ___________________ (“Licensor”), and OLDCASTLE PRECAST, INC., a Washington corporation (“Licensee”).

RECITALS

A. Licensee, as “Buyer”, and U.S. Concrete, parent of Licensor, as a “Seller”, are parties to that certain Asset Purchase Agreement dated ________________, 2012 (the “Contract”) regarding Licensee’s purchase from Licensor and certain of Licensor’s affiliates of the assets described therein;

B. Licensor leased the “License Area” (herein so called) described as the demised premises in that certain [Lease Agreement] dated as of ____________, by and between Licensor and _________ (as amended or modified, the “Lease”);

C. As set forth in the Contract, Licensee desires to obtain a temporary license from Licensor upon the terms and conditions set forth herein to allow Licensee’s employees, agents, representatives and subcontractors to enter upon the License Area and to disassemble, pack, load and remove any and all Purchased Assets from the License Area;

D. Capitalized terms not defined herein have the meaning ascribed to such terms in the Contract.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby confessed and acknowledged, the parties hereto agree as follows:

1. Grant of License. Subject to the terms and conditions set forth herein, Licensor grants to Licensee a temporary, non-exclusive license (the “License”) to enter upon, occupy and use the License Area twenty-four (24) hours a day, seven (7) days a week, for the purpose of allowing Licensee, its employees, agents, representatives and subcontractors to disassemble, pack, load and remove any and all Purchased Assets from the License Area (collectively, the “Authorized Activities”).

2. Term. The License shall terminate on the earlier to occur of (i) the date the Licensee has vacated the License Area and restored the License Area as provided in Section 7 hereof, (ii) the date Licensee indicates is the termination date in a written notice to Licensor, such notice to include a certification from Licensee that the License Area has been restored as provided in Section 7 hereof, or (iii) the termination date set forth in the Lease. At the termination of this Agreement, Licensee shall, at Licensor’s request, execute any document necessary to evidence the termination of this Agreement. Licensee hereby irrevocably appoints and designates Licensor as Licensee’s attorney-in-fact with the power-of-attorney to execute whatever documents that may be necessary, desirable or appropriate to cause this Agreement to be released upon the termination of the Agreement. [FOR SANTA ROSA ONLY : Upon the termination of this License, Licensee shall have the option to continue to lease the License Area pursuant to a Sublease Agreement in substantially the same form as the Sublease attached to the Purchase Agreement (the “Sublease”), such option shall be exercised by Licensee submitting a written notice to Licensor, no later than 30 days prior to the termination of this License, stating its intent to enter into the Sublease. Upon providing such notice, Licensor and Licensee shall execute and deliver the Sublease, effective as of the termination date of this License, and shall use their commercially reasonable efforts to obtain the consent of the landlord under the Lease.]

3. Fee. The fee for the rights exercised under this Agreement shall be any rental or other costs Licensor incurs under the Lease during the term of this License, for avoidance of doubt, the fee shall only include rental or other costs Licensor actually owes to the landlord under the Lease.

4. Licensor Covenants. Licensor hereby agrees as follows:

There shall be no fee due from Licensee for the grant of the License.

Licensor shall maintain utility services to the License Area at no cost to Licensee.

Licensor shall continue to provide reasonable security at the License Area in accordance with Licensor’s prior practice.

5. Compliance with Governmental Requirements. Licensee agrees to (i) undertake all reasonable safety precautions in connection with the Authorized Activities, (ii) obtain all governmental approvals, governmental permits, and governmental licenses required in connection with the Authorized Activities, and (iii) comply with all applicable local, state and federal laws, rules, regulations and directives applicable to the Authorized Activities, including, but not limited to, the following:

A. The regulation of traffic flow in and out of the License Area to the extent necessary in connection with the Authorized Activities.

B. The obligation to comply with all environmental laws, including the clean-up of any accidental or intentional discharges or spills of diesel fuel, oils or other hazardous or toxic waste caused by Licensee or its employees, agents, representatives and subcontractors upon the License Area.

C. The obligation to comply with all rules and regulations of the jurisdiction in which the License Area is located, with respect to the use of the License Area by Licensee or its employees, agents, representatives and subcontractors for the Authorized Activities.

Anything to the contrary in the preceding provisions of this Section 5 notwithstanding, Licensee shall have no obligation or responsibility under this Section 5 with respect to any person other than Licensee and its employees, agents, representatives, invitees and subcontractors.

6. No Liens. Licensee will not permit any mechanic’s or materialman’s lien(s) or other lien to be placed upon the License Area by Licensee’s activities hereunder and nothing in this Agreement shall be deemed or construed in any way as constituting the consent or request of Licensor, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the License Area, nor as giving Licensee any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give the rise to any mechanic’s or materialman’s or other lien against the License Area. In the event any such lien is attached to the License Area, then, in addition to any other right or remedy of Licensor, Licensor may, but shall not be obligated to, after the giving of notice to Licensee and the failure by Licensee to secure a release or bond in respect thereof within 30 days after receipt of notice thereof, obtain the release of or otherwise discharge the same. Any amount paid by Licensor for any of the aforesaid purposes shall be paid by Licensee to Licensor promptly on demand.

7. Condition of License Area. Licensee will be responsible to remove all Purchased Assets from the License Area and to restore the License Area to its condition as exists as of the date hereof. The foregoing notwithstanding, Licensee shall have no obligation to clean, restore or reclaim any condition in the License area except to the extent that the actions of Licensee or its employees, agents, representatives, invitees or subcontractors caused such condition.

8. License Non-Exclusive. The License is not exclusive to Licensee, and Licensee shall have the privilege hereunder only of occupying and using the License Area for the Authorized Activities. Licensor, its employees, agents, independent contractors, successors and assigns, shall have the right to enter upon the License Area for all purposes which it determines to be reasonably necessary in connection with its ownership of the License Area, provided that such entry does not interfere with the Authorized Activities and provided further that Licensor shall indemnify Licensee for any damage to the Purchased Assets caused by the acts or omissions of Licensor, its employees, agents, representatives, independent contractors, successors or assigns.

9. Obligation to Indemnify. Licensee agrees to indemnify, defend, reimburse and hold harmless Licensor, its managers, members, directors, officers, shareholders, agents and employees (collectively, the “Licensor Group”) against the following (collectively, “Indemnified Claims”): any and all liability, claims, demands, actions, suits and proceedings to the extent resulting or arising out of, or as a result of, or in connection with (i) an incident or event which occurred on or about the License Area as a result of the negligent acts or omissions of Licensee, (ii) the performance of, or failure to perform, Licensee’s obligations hereunder, and/or (iii) any breach, violation, or condition in contravention of any Environmental Law on or about the License Area and resulting from the handling, ownership, delivery, transportation or use of Hazardous Substances by Licensee or its managers, members, directors, officers, shareholders, agents, employees, representatives or subcontractors (collectively, the “Licensee Group”). Licensor and Licensee shall follow the procedures set forth in Sections 10.01(c), (d) and (e) of the Contract with respect to indemnification claims asserted hereunder. This Section 9 shall survive the expiration or termination of this Agreement.

10. Liability Insurance. Licensee shall, throughout the term of this Agreement, maintain, at its expense, or cause to be maintained general liability, automobile liability and excess/umbrella liability insurance coverage in accordance as reasonably requested by Licensor. The liability insurance policy shall name the Licensee as an insured and the Licensor Group as additional insureds thereon. Prior to the date of this Agreement, Licensee shall furnish a certificate of such policy or renewal thereof with proof of premium payment to Licensor. Such policy shall contain waivers of subrogation reasonably acceptable to Licensee.

11. License Not Assignable. Licensee’s privileges hereunder are personal in nature and shall not be assignable by Licensee in whole or in part without the prior written consent of Licensor which may withheld in Licensor’s sole discretion.

12. No Relationship. It is understood and agreed that no agency, employment, joint venture, partnership or similar relationship or entity is hereby created by the parties. It is agreed that Licensee will not make any representations which would create apparent agency, employment, joint venture, partnership and Licensee shall not have any authority to act for Licensor in any manner to create any obligations or debts which would be binding upon Licensor or the License Area. Licensor shall not be responsible for any act or omission of Licensee, its employees, agents, representatives or subcontractors.

13. Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties hereto, arising out of or relating to the License or the breach hereof, the prevailing party shall recover reasonable expenses, attorneys’ fees and costs.

14. Effect. Nothing contained herein shall in any way supersede, modify, replace, amend, change or waive the provisions of the Contract, each of which shall remain in full force and effect in accordance with their respective terms.

15. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five (5) business days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, provided that (A) the sending facsimile generates a transmission report showing successful completion of such transaction, and (B) if such telecopy is sent after 5:00 p.m. local time at the location of the receiving facsimile, or is sent on a day other than a business day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding business day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the business day following its delivery to such service in time for next day delivery:

If to Licensor:	with a copy to:

U.S. Concrete, Inc. 331 N. Main Street Euless, Texas 76039 Facsimile: Attn: William J. Sandbrook	Gardere Wynne Sewell LLP 1000 Louisiana Street, Suite 3400 Houston, TX 77002 Facsimile: 713-276-6533 Attn: Eric A. Blumrosen

If to Licensee:	with a copy to:

Oldcastle Precast, Inc. 900 Ashwood Parkway Suite 700 Atlanta, Georgia 30338 Facsimile: (770) 392-5309 Attn: David Steevens	Kilpatrick Townsend & Stockton, LLP 1100 Peachtree Street, N.E. Suite 2800 Atlanta, Georgia 30309-4530 Facsimile: (404) 541-3156 Attn: Richard Cicchillo, Jr., Esq.

Any person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LICENSOR: LICENSEE: OLDCASTLE PRECAST, INC., a Washington corporation

By:

Name:
Title:

Exhibit E

ASSIGNMENT, ASSUMPTION, CONSENT AND RELEASE

THIS ASSIGNMENT, ASSUMPTION CONSENT AND RELEASE (this “Assignment”) is made and entered into as of this __ day of ______, 2012 (the “Effective Date”), by and among SAN DIEGO PRECAST CONCRETE, INC., a Delaware corporation, whose address is _____________ (“Assignor”), OLDCASTLE PRECAST, INC., a Washington corporation, whose address is 900 Ashwood Parkway, Suite 700, Atlanta, Georgia 30338 (“Assignee”) and MANAGING GP INC, a California corporation, whose address is 1000 Pioneer Way, El Cajon, California 92020, Attn: Hamann Property Management (“GP”) and CRS Partners L.P., a California limited partnership (successor in interest to the tenants-in-common interests of WILLIS TRUST and VCH NO. 1 L.P., a California limited partner), whose address is 1000 Pioneer Way, El Cajon, California 92020, Attn: Hamann Property Management, (“CRS” together with GP, “Landlord”).

W I T N E S S E T H:

A. Assignor is the tenant under that certain STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE—NET dated January, 2006, as amended, a copy of which is attached hereto as Exhibit A (the “Lease”), with Landlord, pursuant to which Landlord leases to Assignor certain premises located at 2735 and 2739 Cactus Road, San Diego, California 92154 (the “Premises”), which Premises are more particularly described in the Lease.

B. Assignor has entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which Assignor has agreed to sell substantially all of its assets to Assignee (the “Acquisition”) at the closing of the Acquisition.

C. As part of the Acquisition, Assignor has agreed to sell, transfer, convey, assign and deliver to Assignee all of Assignor’s right, title and interest in and to the Lease and the Premises as of the Effective Date, and the Assignee has agreed to assume, with respect to the Lease and the Premises, the duties and obligations of Assignor (the “Assignment and Assumption”).

D. Pursuant to the Lease, the Assignment and Assumption requires Landlord’s prior express written consent to assignment.

NOW, THEREFORE, in consideration of the Premises hereof and mutual promises and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals; Definitions. The foregoing recitals are true and correct and are hereby incorporated herein by this reference.

2.Assignment. Assignor does, as of the Effective Date, sell, transfer, convey, assign and deliver to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the Lease and the Premises.

3. Assumption. Assignee does hereby for itself and its successors and assigns accept the assignment set forth herein and expressly assumes the obligations and liabilities of Assignor under the Lease.

4. Consent. Pursuant to Section 12 of the Lease, Landlord hereby consents to the Assignment and Assumption and confirms that any requirement in the Lease that Assignor obtain Landlord’s written consent prior to any assignment of the Lease is hereby satisfied.

5. Release. Landlord hereby (i) agrees, from and after the Effective Date, to recognize Assignee as the tenant under the Lease and to look solely to Assignee for all rents and other amounts due from the tenant thereunder, (ii) fully releases and discharges Assignor from any and all liabilities and obligations arising under the Lease and (iii) fully releases discharges U.S. Concrete, Inc., a Delaware corporation (“USC”), from any and all liabilities and obligations arising under the Lease in USC’s capacity as a Guarantor (as such term is defined in the Lease) under the Lease.

6. Miscellaneous. All provisions contained in this Assignment shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties. If any provision of this Assignment or its application to any person or circumstance shall be declared invalid or unenforceable, the remaining provisions of this Assignment, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby and each provision shall be valid and enforceable to the extent permitted by law. This Assignment may not be changed or amended except by a writing duly authorized and executed by the party against whom enforcement is sought and consented to by Landlord. The section captions in this Assignment are for the convenient reference of the parties only and are not intended to and shall not be deemed to modify the interpretation of the sections from that which is indicated by the text of the sections. In the event of any litigation arising under this Assignment, the non-prevailing party shall pay to the prevailing party all of the prevailing party’s reasonable attorneys’ fees and court costs, through all trial and appellate levels and in bankruptcy. This Assignment shall be governed by and construed according to the laws of Texas. This Assignment may be executed in any number of counterparts and delivered via facsimile, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on Next Page]

2

IN WITNESS WHEREOF, the parties have duly executed this Assignment as of the day and year first written above.

ASSIGNOR SAN DIEGO PRECAST CONCRETE, INC., a Delaware corporation

By:

Name:
Title:

ASSIGNEE SAN DIEGO PRECAST CONCRETE, INC., a Delaware corporation

By:

Name:
Title:

LANDLORD CRS PARTNERS L.P., a California limited partnership

By:	Hamann Consolidated, Inc., a California
corporation, its general partner

By:

Name:
Title:

MANAGING GP INC., a California corporation

By:

Name:
Title:

3

Exhibit A

Lease

See Attached

Exhibit F

ASSIGNMENT & ASSUMPTION AGREEMENT

This Assignment & Assumption Agreement (this “Agreement”) is entered into effective                     , 2012 (the “Effective Date”) by and among Central Precast Concrete, Inc., a California corporation, San Diego Precast Concrete, Inc., a Delaware corporation, Sierra Precast, Inc., a California corporation, and U.S. Concrete, Inc., a Delaware corporation (each a “Seller” and collectively, the “Sellers”), and Oldcastle Precast, Inc., a Washington corporation (“Buyer”).

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of                 , 2012, by and among the Sellers and Buyer (the “Asset Purchase Agreement”), Sellers have agreed to sell, transfer, convey, assign and deliver to Buyer the Contracts listed on Schedule 2.01(c) thereto (the “Contracts”), the Permits and all accounts, trade accounts, accounts receivable, prepaid expenses, deposits, notes receivable and all rights to bill customers for products shipped or services rendered before closing (collectively, the “Accounts Receivable”), and Buyer has agreed to assume the Assumed Obligations; and

WHEREAS, the Asset Purchase Agreement obligates the parties to execute this Agreement to evidence Sellers’ assignment of Contracts, Permits and Accounts Receivable to Buyer and Buyer’s assumption of the Assumed Obligations.

NOW, THEREFORE, for the consideration set forth in the Asset Purchase Agreement, the receipt, adequacy and sufficiency of which are hereby acknowledged, Sellers do hereby sell, transfer, convey, assign, deliver unto Buyer and its successors and assigns the Contracts, Permits and Accounts Receivable, and Buyer hereby assumes the Assumed Obligations from the Sellers.

Sellers do hereby irrevocably appoint Buyer and its successors and assigns as Sellers’ true and lawful attorney in fact, and hereby authorize Buyer to (a) execute on behalf of any of Sellers all instruments, documents, and the like to transfer the Purchased Assets to Buyer and (b) do all acts and things necessary or expedient in furtherance of such purpose. Such power of attorney being coupled with an interest, it shall be irrevocable.

Nothing contained herein, express or implied, shall (a) in any way supersede, enlarge or otherwise modify the provisions of the Asset Purchase Agreement, including the representations, warranties, covenants and agreements of, or any of the rights, remedies or obligations of, any party set forth therein, or (b) be deemed to confer any rights or benefits on any individual or entity not a party hereto or to the Asset Purchase Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BUYER:

OLDCASTLE PRECAST, INC.

By:
Name:
Title:

SELLERS:

CENTRAL PRECAST CONCRETE, INC.

By:
Name:
Title:

SAN DIEGO PRECAST CONCRETE, INC.

By:
Name:
Title:

SIERRA PRECAST, INC.

By:
Name:
Title:

U.S. CONCRETE, INC.

By:
Name:
Title:

Signature Page to Assignment & Assumption Agreement

Exhibit G

A. Between Signing and Closing:

1.	Sellers shall provide reasonable access to the Facilities in order to identify data to export, export said data and in order to setup the communications between the Sellers’ network and Buyer’s network.

2.	Sellers shall provide reasonable access to personnel with knowledge of all aspects of the ERP system.

3.	Sellers will provide reasonable assistance in setting up communications between the networks, connecting all locations via Sellers’ network to Buyer’s network.

B. After Closing:

4.	Services will be provided by Sellers for 60 days after Closing, free of charge, and either party may extend the provision of services if (i) communication lines have not been implemented on carrier issues by such date or (ii) if USC has not moved its ERP servers to Sellers’ off-site location. If such term is extended, Buyer will pay Sellers the following amounts:

a.	30 day overlap of T-1 lines after transfer into Buyer’s provider (7 T-1)

i.	(Central (5 locations)—$2,375,

ii.	Pomeroy—$561,

iii.	San Diego—$561)

iv.	Total amount $3,497.

b.	$150 per hour for IT personnel

5.	Buyers will allow Sellers reasonable access to their two ERP servers at San Diego, Morgan Hill and Live Oak facilities during normal business hours and on prior arrangements with Buyer for purposes of disconnecting and removing same beginning 30 days after close to the 60 day time frame.

6.	Sellers will grant Buyer license certificates for any plant purchased software that is being transferred to Buyer.

7.	Sellers shall provide reasonable access to the Facilities in order to identify data to export, export said data and in order to setup the communications between the Sellers’ network and Buyer’s network.

8.	Sellers shall provide access to personnel with knowledge of all aspects of the ERP system.

9.	Sellers will provide reasonable assistance in setting up communications between the networks, connecting all locations via Sellers’ network to Buyer’s network.